Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
VITAL IMAGES, INC.
at
$18.75 Net Per Share
by
MAGENTA CORPORATION
a wholly-owned subsidiary
of
TOSHIBA MEDICAL SYSTEMS CORPORATION
a wholly-owned subsidiary
of
TOSHIBA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2011, UNLESS THE OFFER IS EXTENDED.

        THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 2011 AMONG TOSHIBA MEDICAL SYSTEMS CORPORATION, MAGENTA CORPORATION AND VITAL IMAGES, INC. ("VITAL IMAGES").

        THE BOARD OF DIRECTORS OF VITAL IMAGES HAS UNANIMOUSLY (I) DECLARED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER AND THE TOP-UP OPTION, INCLUDING THE CONSIDERATION THAT WOULD BE PAYABLE FOR ANY TOP-UP OPTION SHARES, ARE FAIR TO AND IN THE BEST INTERESTS OF VITAL IMAGES AND ITS SHAREHOLDERS; AND (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT (INCLUDING THE PLAN OF MERGER CONTAINED THEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER AND THE TOP-UP OPTION, INCLUDING THE CONSIDERATION THAT WOULD BE PAYABLE FOR ANY TOP-UP OPTION SHARES, IN ACCORDANCE WITH THE REQUIREMENTS OF MINNESOTA LAW. THE BOARD OF DIRECTORS OF VITAL IMAGES RECOMMENDS THAT THE SHAREHOLDERS OF VITAL IMAGES ACCEPT THE OFFER, TENDER THEIR SHARES TO MAGENTA CORPORATION PURSUANT TO THE OFFER AND, TO THE EXTENT REQUIRED TO CONSUMMATE THE MERGER, APPROVE THE MERGER AND ADOPT THE PLAN OF MERGER.

        THE OFFER IS SUBJECT TO VARIOUS CONDITIONS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 11. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:
Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 Toll-Free: (855) 383-2921	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Toll-Free (800) 322-2885 Collect: (212) 929-5500 or Email: tenderoffer@mackenziepartners.com

May 11, 2011

IMPORTANT

        If you desire to tender all or any portion of your shares of Vital Images common stock in the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you or you hold shares of Vital Images common stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it, together with your stock certificate, to BNY Mellon Shareowner Services, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your shares of Vital Images common stock using the enclosed notice of guaranteed delivery. Please call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), for assistance. See "Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your shares of Vital Images common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Vital Images shares be tendered.

*  *  *

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, or Morgan Stanley & Co. Incorporated, the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

i

SUMMARY TERM SHEET

        We, Magenta Corporation ("Purchaser"), a wholly-owned subsidiary of Toshiba Medical Systems Corporation ("TMSC"), a wholly-owned subsidiary of Toshiba Corporation ("Toshiba"), are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Vital Images, Inc. ("Vital Images") at a purchase price of $18.75 per share in cash, net to the seller, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal") and pursuant to the Agreement and Plan of Merger dated as of April 27, 2011 among TMSC, Purchaser and Vital Images. The following are some of the questions you, as a Vital Images shareholder, may have, and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we", "our" and "us" refer to Purchaser.

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share, of Vital Images.
Offer Price Per Share:	$18.75 per share, in cash, net to the seller, without interest, and subject to any required withholding taxes.
Scheduled Expiration of the Offer:	12:00 midnight, New York City time, on Wednesday, June 8, 2011.
Purchaser:	Magenta Corporation, a wholly-owned subsidiary of TMSC.
Minimum Tender Condition:

The number of shares of Vital Images common stock validly tendered and not properly withdrawn that, together with any shares of Vital Images common stock owned by us, TMSC or any wholly-owned subsidiary of TMSC, equals at least a majority of the outstanding shares of Vital Images common stock, on a fully diluted basis, immediately prior to the initial acceptance for payment by us of such shares.

Recommendation of the Vital Images Board of Directors:

The board of directors of Vital Images has unanimously recommended that the shareholders of Vital Images accept the offer, tender their shares to Purchaser in the offer and, to the extent required to consummate the merger, approve the merger and adopt the plan of merger.

Who is offering to buy my securities?

        Our name is Magenta Corporation. We are a Minnesota corporation formed for the purpose of making this tender offer for all of outstanding shares of the common stock of Vital Images. We are a wholly-owned subsidiary of TMSC, a company formed under the laws of Japan. TMSC is a wholly-owned subsidiary of Toshiba, a company formed under the laws of Japan. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Purchaser, TMSC and Toshiba."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Vital Images. See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay you $18.75 per share in cash, without interest, less any applicable withholding taxes. A tendering shareholder will not be required to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of shares pursuant to the offer. If you are the record holder of your shares (i.e., a stock certificate has been issued to you or you hold shares of Vital Images common stock directly in your name in book-entry form) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We will need approximately $273 million to purchase all outstanding shares of Vital Images common stock validly tendered and not properly withdrawn pursuant to the offer, to pay the consideration in respect of shares converted in the subsequent merger of us with and into Vital Images, which is expected to follow the successful completion of the offer, into the right to receive the same per share amount paid in the offer, and to cash out certain employee stock options. Toshiba, directly or indirectly through TMSC or one or more of Toshiba's other subsidiaries, will provide us with sufficient funds from internally available cash to satisfy the foregoing financial obligations and to pay related fees and expenses. For its fiscal year ended March 31, 2011, Toshiba and its subsidiaries had consolidated net sales of ¥6.4 trillion ($77.1 billion) and consolidated operating income of ¥240 billion ($2.9 billion), and, at March 31, 2011, Toshiba and its subsidiaries had consolidated total assets of ¥5.4 trillion ($64.8 billion), including ¥259 billion ($3.1 billion) of cash and cash equivalents. Consummation of the offer is not conditioned on Purchaser, TMSC or Toshiba obtaining financing. See "Section 9—Certain Information Concerning Purchaser, TMSC and Toshiba" and "Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all of the outstanding shares of Vital Images common stock solely for cash;

  •
  as described above, we, through Toshiba and its subsidiaries, including our parent company, TMSC, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer;

  •
  consummation of the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire in the merger any remaining shares for the same cash price per share paid in the offer.

        See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the offer?

        Consummation of the offer is not conditioned on Purchaser, TMSC or Toshiba obtaining financing. The offer is conditioned upon, among other things:

  •
  the number of shares of Vital Images common stock validly tendered and not properly withdrawn, together with any shares of Vital Images common stock owned by us, TMSC or any wholly-owned subsidiary of TMSC, equaling at least a majority of the outstanding shares of Vital Images common stock, on a fully diluted basis, immediately prior to the expiration of the offer (as may be extended) (the "Minimum Tender Condition");

  •
  the expiration or termination of any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and

  •
  our receiving approvals or clearances under other foreign merger notification or antitrust laws applicable to the offer or the consummation of the merger.

        Other conditions of the offer are described in "Section 15—Conditions of the Offer." See also the "Introduction" to this Offer to Purchase and "Section 16—Certain Legal Matters; Regulatory Approvals."

Is there an agreement governing the offer?

        Yes. Vital Images, TMSC and Purchaser have entered into an agreement and plan of merger, dated as of April 27, 2011 (the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser with and into Vital Images. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does Vital Images' board of directors think about the offer?

        Vital Images' board of directors unanimously:

  •
  declared that the Merger Agreement and the transactions contemplated thereby, including the offer, the merger and the top-up option, including the consideration that would be payable for any top-up option shares, are fair to and in the best interests of Vital Images and its shareholders;

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  approved and declared advisable the Merger Agreement, the plan of merger contained therein and the transactions contemplated thereby, including the offer, the merger and the top-up option, including the consideration that would be payable for any top-up option shares, in accordance with the requirements of Minnesota law; and

  •
  recommends that Vital Images' shareholders accept the offer, tender their shares to Purchaser pursuant to the offer and, to the extent required to consummate the merger, approve the merger and adopt the plan of merger.

        See "Section 11—Background of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement—Shareholders Meeting; Board Recommendation."

How long do I have to decide whether to tender in the offer?

        You have until 12:00 midnight, New York City time, on Wednesday, June 8, 2011, to decide whether to tender your shares in the offer. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to BNY Mellon Shareowner Services, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedure for Tendering Shares." In addition, if we extend the offer or decide to provide a subsequent offering period in the offer as described below under "Introduction" to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration date of the offer of your desire to tender your shares in the offer.

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares of Vital Images common stock promptly after the expiration of the offer if the conditions to the offer set forth in "Section 15—Conditions of the Offer" have been satisfied or, to the extent permitted, waived. We do, however, expressly reserve the right to delay the acceptance for payment or payment for shares of Vital Images common stock in order to comply in whole or in part with applicable laws.

        We will pay for your validly tendered and not properly withdrawn shares by depositing the purchase price with BNY Mellon Shareowner Services, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of Vital Images common stock will be made only after timely receipt by BNY Mellon Shareowner Services of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "Section 3—Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, unless the Merger Agreement has been terminated in accordance with its terms:

  •
  if on any then-scheduled expiration date of the offer, including following a prior extension, any condition to the offer has not been satisfied or, to the extent permitted, waived, we (or TMSC on our behalf) may, in our sole discretion, extend the offer on one or more occasions, in consecutive increments of up to 10 business days each, up to and including the outside date agreed by the parties in the Merger Agreement, which is currently September 24, 2011 (such date, as it may be amended by the parties, the "Outside Date"), the length of each such period to be determined by us (or by TMSC on our behalf) in our sole discretion, until the Expiration Date on which all of the conditions to the Offer have been satisfied or, to the extent permitted, waived;

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  we will extend the offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or the NASDAQ Stock Market LLC applicable to the offer;

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  if on any then-scheduled expiration date of the offer, including following a prior extension, (i) we have not received approvals or clearances under U.S. antitrust laws or other foreign merger notification or antitrust laws applicable to the offer or the consummation of the merger, (ii) if, following any discussions between TMSC and the Committee on Foreign Investment in the United States ("CFIUS") staff regarding the transactions contemplated under the Merger Agreement, TMSC has determined that it is desirable for the parties to file a notice pursuant to Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment"), any review by CFIUS under the Exon-Florio Amendment has not been concluded, the President of the United States of America has taken any action to block or prevent the consummation of the transactions contemplated by this Agreement, or any requirements or conditions to mitigate any national security concerns have been imposed, (iii) there has been instituted or is pending any action by any governmental authority of competent jurisdiction that seeks, directly or indirectly, to (a) make illegal, prohibit, materially delay or otherwise restrain the making of the offer, the consummation of the offer or the merger or the performance of the Merger Agreement, (b) impose material damages, costs or expenses on

    Vital Images or TMSC or their affiliates as a result of the transactions contemplated under the Merger Agreement, or (c) impose a "Substantial Detriment" (as defined in the Merger Agreement), or (iv) any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any judgment (preliminary or permanent) or law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (iii), then, at the request of Vital Images, we (or TMSC on our behalf) will extend the offer for successive extension periods of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by us (or by TMSC on our behalf) in our sole discretion, unless TMSC determines in good faith (after consultation with, and giving due consideration to the reasonable views of, Vital Images) that any such condition is not reasonably likely to be satisfied or no longer to be continuing (as the case may be) on or prior to the Outside Date;

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  if on any then-scheduled expiration date of the offer, including following a prior extension, (i) any of the conditions to the offer described in the following clauses (a), (b) and (c) shall have occurred and be continuing: (a) (i) certain of Vital Images' representations and warranties in the Merger Agreement shall not be true and correct in all material respects; or (ii) the other Vital Images' representations and warranties in the Merger Agreement shall not be true and correct as of the initial acceptance for payment by us of the outstanding shares of Vital Images common stock or as of a specific date to which the specific representation or warranty relates, in each case, except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vital Images; (b) Vital Images shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the initial acceptance for payment by us of the outstanding shares of Vital Images common stock that have been validly tendered and not properly withdrawn pursuant to the offer; or (c) TMSC and Purchaser shall not have received a certificate executed by Vital Images' Chief Executive Officer and Chief Financial Officer certifying to certain matters, then, at the request of Vital Images, we (or TMSC on our behalf) will extend the offer for successive extension periods of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by us (or TMSC on our behalf) in our sole discretion; and

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  if on any then-scheduled expiration date of the offer, including following a prior extension, all of the conditions to the offer (other than the Minimum Tender Condition) have been satisfied or, to the extent permitted, waived, but the Minimum Tender Condition has not been satisfied as of such date, then, at the request of Vital Images, we (or TMSC on our behalf) will extend the offer for one or more extension periods of at least 5 business days each (not to exceed 20 business days in the aggregate for all such periods), up to and including the Outside Date, the length of each such period to be determined by Vital Images in its sole discretion.

        The Merger Agreement provides that in no event may the offer be extended beyond the Outside Date. See "Section 1—Terms of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement—The Offer."

How will I be notified if the offer is extended?

        If we decide to extend the offer, we will inform BNY Mellon Shareowner Services, the depositary for the offer, of that fact and we will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "Section 1—Terms of the Offer."

Will there be a subsequent offering period?

        Following the satisfaction or, to the extent permitted, waiver, of all the conditions to the offer and the acceptance for payment of all the shares tendered during the initial 20 business day offering period (including any extensions), we may, in our sole discretion, elect to provide a subsequent offering period of at least 3 business days, during which time shareholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration and Purchaser will immediately accept and promptly pay for shares as they are tendered. We may also extend the subsequent offering period for any period or periods. We have not at this time made a final decision to provide or not to provide a subsequent offering period. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights" of this document for more information concerning any subsequent offering period.

        If we elect to provide any subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the offer expired. If we extend any subsequent offering period, a public announcement of such extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the subsequent offering period was scheduled to expire. See "Section 1—Terms of the Offer."

What is the difference between an extension of the offer and a subsequent offering period?

        If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

How do I tender my shares?

        If you wish to accept the offer, this is what you must do:

  •
  if you are a record holder (i.e., a stock certificate has been issued to you or you hold shares of Vital Images common stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it, together with your stock certificate, to BNY Mellon Shareowner Services, the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the depositary before the offer expires (or, in the case of a subsequent offering period, if one is provided, the subsequent offering period expires). Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Tendering Shares" of this Offer to Purchase;

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  if you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires (or, in the case of a subsequent offering period, if one is provided, the subsequent offering period expires), you may be able to tender your shares of Vital Images common stock using the enclosed notice of guaranteed delivery. Please call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect) for assistance. See "Section 3—Procedure for Tendering Shares" for further details; or

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  if you hold your shares of Vital Images common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Vital Images shares be tendered.

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration date of the offer (as it may be extended). Further, if we have not accepted your shares for payment, you may withdraw them at any time after July 9, 2011. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period or shares tendered in the offer and accepted for payment prior to the commencement of such subsequent offering period, if we elect to have such a period. See "Section 4—Withdrawal Rights."

How do I withdraw tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to BNY Mellon Shareowner Services, the depositary for the offer, while you have the right to withdraw the shares. See "Section 4—Withdrawal Rights."

How will my outstanding options and shares of restricted stock be treated in the offer and the merger?

        Options to acquire shares of Vital Images common stock may not be tendered in the offer. If you wish to tender shares of Vital Images common stock subject to options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the shares received in the offer.

        Each option issued under either the 1997 Stock Option and Incentive Plan, as amended, or the 1997 Director Stock Option Plan, as amended, that is outstanding immediately prior to the initial acceptance for payment by us of the outstanding shares of Vital Images common stock, if unvested, will become vested as of immediately after the initial acceptance for payment by us of the outstanding shares of Vital Images common stock validly tendered and not withdrawn in the offer. If the exercise price of any such option is equal to or greater than the offer price per share, such option will be cancelled as of immediately after the initial acceptance for payment by us of shares validly tendered and not withdrawn in the offer, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price of any such option is less than the offer price per share, such option will be cancelled as of immediately after the initial acceptance for payment by us of shares validly tendered and not withdrawn in the offer in exchange for the right to receive a lump sum cash payment in the amount of the aggregate of the excess of the offer price per share over the exercise price per share of such option, without interest and subject to any required withholding taxes. Following the initial acceptance for payment by us of shares validly tendered and not withdrawn in the offer, no such option that was outstanding immediately prior to the such acceptance for payment by us will remain outstanding and each former holder of any such option will only be entitled to receive the consideration (if any) indicated above. See "Section 13—The Transaction Documents—The Merger Agreement—Equity Based Compensation Plans and Awards."

        Each option issued under the 2006 Long Term Incentive Plan, as amended, that is outstanding immediately prior to the initial acceptance for payment by us of the outstanding shares of Vital Images common stock, if unvested, will become vested as of immediately after the initial acceptance for payment by us of the outstanding shares of Vital Images common stock validly tendered and not withdrawn in the offer. Following the initial acceptance for payment by us of shares validly tendered and not withdrawn in the offer or, if we (or TMSC on our behalf) provide a subsequent offering period, following the expiration of such subsequent offering period, if we exercise the top-up option, we (or TMSC on our behalf) may request in writing, contemporaneously with such exercise of the top-up option, that Vital Images cause each such option that is then outstanding to be cancelled promptly, and upon receipt of such written request Vital Images will take all action necessary to cause all such options to be cancelled promptly. If the exercise price of any such option is equal to or greater than the offer price per share, such option shall be cancelled as of the cancellation time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price of any such option is less than the offer price per share, such option shall be cancelled as of the cancellation time in exchange for the right to receive for each such option a lump sum cash payment in the amount of the aggregate of the excess of the offer price per share over the exercise price per share of such option, without interest and subject to any required withholding taxes. Following the cancellation time, no such options that were outstanding immediately prior to the cancellation time will remain outstanding and each former holder of any such option will only be entitled to receive the consideration (if any) indicated above. See "Section 13—The Transaction Documents—The Merger Agreement—Equity Based Compensation Plans and Awards."

        Each option that is outstanding immediately prior to the effective time of the merger, if unvested, will become vested as of immediately following the effective time of the merger. If the exercise price per share of an option is equal to or greater than the offer price per share, such option shall be cancelled without any consideration being payable to the former holder of such cancelled option. If the exercise price per share of an option is less than the offer price per share, such option will be cancelled as of immediately after the effective time of the merger in exchange for the right to receive a lump sum cash payment in the amount of the aggregate of the excess of the offer price per share over the exercise price per share of such option, without interest and subject to any required withholding taxes. Following the effective time of the merger, no such option that was outstanding immediately prior to the initial acceptance for payment by us of the outstanding shares of Vital Images common stock will remain outstanding and each former holder of any such option will only be entitled to receive the consideration (if any) indicated above. See "Section 13—The Transaction Documents—The Merger Agreement—Equity Based Compensation Plans and Awards."

        In accordance with the restrictions applicable to shares of restricted stock of Vital Images, shares of restricted stock may not be tendered in the offer. Each share of restricted stock that is outstanding immediately prior to the initial acceptance for payment by us of the outstanding shares of Vital Images common stock validly tendered and not withdrawn in the offer will vest as of immediately after such time. Under the Merger Agreement, each share of restricted stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment equal to the offer price per share, without interest and subject to any required withholding taxes. As of the effective time of the merger, all such shares will no longer be outstanding and will automatically be cancelled and will cease to exist. See "Section 13—The Transaction Documents—The Merger Agreement—Equity Based Compensation Plans and Awards."

How will my rights to purchase shares under the Vital Images Employee Stock Purchase Plan be treated in the offer and the merger?

        Pursuant to the Merger Agreement, the offering period under the Vital Images Employee Stock Purchase Plan that most recently commenced prior to the date of the Merger Agreement will continue until the end of the current offering period on June 30, 2011. The Vital Images Employee Stock Purchase Plan will terminate effective immediately after the end of that offering period, if the initial acceptance for payment by us of the outstanding shares of Vital Images common stock has occurred. If the effective time of the merger occurs on or before the last day of the current offering period, then, promptly after the last day of the period, Vital Images will pay each Vital Images Employee Stock Purchase Plan participant in the period a cash amount equal to the offer price per share multiplied by the number of shares that the participant would otherwise be entitled to receive pursuant to the Vital Images Employee Stock Purchase Plan based on the amount of the payroll deductions credited to the participant's account as of the last day of the period. If the effective time of the merger occurs after the last day of the current offering period, then Vital Images will issue shares to participants in the Vital Images Employee Stock Purchase Plan pursuant to the terms of the Vital Images Employee Stock Purchase Plan for the current offering period. Each such share that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment equal to the offer price per share, without interest and subject to any required withholding taxes. As of the effective time of the merger, all such shares will no longer be outstanding and will automatically be cancelled and will cease to exist. See "Section 13—The Transaction Documents—The Merger Agreement—Equity Based Compensation Plans and Awards."

What is the top-up option and when could it be exercised?

        As part of the Merger Agreement, Vital Images has granted us an option that is irrevocable during the term of the Merger Agreement to purchase from Vital Images up to a number of shares of its common stock, at a per share purchase price equal to the offer price that, when added to the number of shares owned by us (including shares owned by TMSC and its wholly-owned subsidiaries) immediately prior to the exercise of such top-up option, results in us (including shares owned by TMSC and its wholly-owned subsidiaries) owning up to one share more than 90% of the outstanding shares of Vital Images common stock, on a fully diluted basis, but not less than one share more than 90% of the outstanding shares of Vital Images common stock, on a non-fully diluted basis (after giving effect to the exercise of such top-up option). The purpose of the top-up option is to allow us and Vital Images to effect a short-form merger pursuant to applicable Minnesota law. The top-up option may be exercised by us in whole or in part, but will not be exercisable (i) to the extent the number of shares issuable upon exercise of the top-up option would exceed the number of authorized and unissued shares of Vital Images common stock (giving effect to shares that are then reserved for issuance under the stock option plans of Vital Images, as if such shares were outstanding), (ii) if any provision of any applicable law, temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other governmental authority of competent jurisdiction, prohibits such exercise of the top-up option or the delivery of such shares, and (iii) unless upon exercise of the top-up option and delivery of such shares, the aggregate number of shares owned by us (including shares owned by TMSC and its wholly-owned subsidiaries) constitutes at least one share more than 90% of the number of the outstanding shares of Vital Images common stock, on a non-fully diluted basis. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

        We may exercise the top-up option at any time at or after the initial acceptance for payment by us of shares of Vital Images' common stock validly tendered and not properly withdrawn pursuant to the offer and prior to the effective time of the merger. Upon exercise of the top-up option, TMSC, Purchaser and Vital Images have agreed to cause the consummation of the merger to occur as promptly as practicable following the issuance of the top-up option shares. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

        The purchase price for the shares that would be issued to us if we exercise the top-up option is the number of top-up option shares issued multiplied by the offer price per share. If we exercise the top-up option, we would pay Vital Images the purchase price for the top-up option, either (i) entirely in cash or (ii) by paying in cash, an amount not less than the aggregate par value of such top-up option shares and by delivering our unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

Will the offer be followed by a merger if all Vital Images shares are not tendered in the offer?

        If we purchase shares in the offer and the other conditions to the merger are satisfied, or to the extent permitted, waived, we will merge with and into Vital Images. If we purchase shares in the offer, we will have sufficient voting power to approve the merger without the affirmative vote of any other shareholder of Vital Images. Furthermore, if we acquire, pursuant to the offer, the top-up option or otherwise, at least 90% of the outstanding shares, we may effect the merger without any further action by the shareholders of Vital Images. If the merger takes place, Vital Images will become a wholly-owned subsidiary of TMSC, and all remaining shareholders (other than TMSC or any of its subsidiaries (including us) and any Vital Images shareholders who properly exercise their dissenters' rights under Minnesota law) will receive the offer price per share in cash, without interest and subject to any required withholding taxes. See the

"Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for Vital Images; Shareholder Approval; Dissenters' Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If a majority of the shares are tendered and accepted for payment, will Vital Images continue as a public company?

        No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Vital Images will cease to be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the shares validly tendered and not properly withdrawn, the number of Vital Images shareholders and of shares that are still in the hands of the public may be so small that shares of Vital Images common stock may no longer be eligible to be traded on The NASDAQ Global Select Market or other securities exchanges and there may no longer be an active or liquid public trading market (or, possibly, any public trading market). Also, Vital Images may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission's rules relating to public companies. After completion of the offer and upon our request, Vital Images has agreed to elect "controlled company" status for purposes of the applicable rule of the NASDAQ Stock Market LLC, which means that Vital Images would be exempt from the requirement that Vital Images' board of directors be composed of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of Vital Images' board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Vital Images' board of directors. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations."

If I decide not to tender, how will the offer affect my shares?

        If the merger takes place between Vital Images and us, Vital Images shareholders not tendering their shares in the offer (other than those properly exercising their dissenters' rights under Minnesota law) will receive cash in an amount equal to the price per share paid in the offer, without interest. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering shareholders will be paid earlier, unless you dissent from the merger in accordance with Minnesota law and obtain payment for the "fair value" of your shares. If you decide not to tender your shares in the offer and we purchase the shares which are tendered in the offer, but the merger does not occur, the number of Vital Images shareholders and of shares that are still in the hands of the public may be so small that shares of Vital Images common stock may no longer be eligible to be traded on The NASDAQ Global Select Market or other securities exchanges and there may no longer be an active or liquid public trading market (or, possibly, any public trading market). We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares. Also, Vital Images may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission's rules relating to public companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and "Section 13—The Transaction Documents—The Merger Agreement."

Are dissenters' rights available in either the offer or the merger?

        Dissenters' rights are not available as a result of the offer. However, if the merger is consummated, dissenters' rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Minnesota law. A holder of shares must properly perfect such holder's right to seek the "fair value" of his, her or its shares under Minnesota law in connection with the merger in order to exercise dissenters' rights under Minnesota law. If any demand for fair value is made of dissenting shares and the top-up option was exercised prior to the effective time of the merger, then for purposes of determining the fair value of any dissenting shares, the cash received and/or value of the promissory note received by Vital Images in payment of the exercise price of the top-up option will be treated as if it had not been paid to or received by Vital Images and the shares of Vital Images common stock issued upon exercise of the top-up option will be treated as if they were not issued or outstanding. See "Section 12—Purpose of the Offer; Plans for Vital Images; Shareholder Approval; Dissenters' Rights—Dissenters' Rights."

If you successfully complete the offer, what will happen to Vital Images' board of directors?

        If we accept shares of Vital Images common stock for payment pursuant to the offer, under the Merger Agreement, TMSC will become entitled to designate at least a majority of the members of Vital Images' board of directors. In such case, Vital Images has agreed to cause TMSC's designees to be elected or appointed to its board of directors in such number as is proportionate to our and TMSC's aggregate share ownership of Vital Images common stock, subject to certain exceptions. Therefore, if we accept shares of Vital Images common stock for payment pursuant to the offer, TMSC will obtain control of the management of Vital Images shortly thereafter. However, prior to the effective time of the merger, Vital Images' board will retain two members from Vital Images' existing board of directors who are referred to as "continuing directors". In addition, if TMSC's designees are elected or appointed to the board of directors of Vital Images, the approval of the continuing directors will be required for Vital Images to amend, modify or terminate the Merger Agreement or effect certain other actions related to or in connection with the merger if such action would adversely affect or reasonably would be expected to adversely affect the shareholders (other than Purchaser or TMSC). See "Section 12—Purpose of the Offer; Plans for Vital Images, Shareholder Approval; Dissenters' Rights."

What is the market value of my shares as of a recent date?

        On April 27, 2011, the last full trading day before we announced the execution of the Merger Agreement, the closing price of shares of Vital Images common stock reported on The NASDAQ Global Select Market was $14.18 per share. On May 10, 2011, the last full trading day before the date of this Offer to Purchase, the closing price of a share of Vital Images common stock on The NASDAQ Global Select Market was $18.72. You should obtain current market quotations for shares before deciding whether to tender your shares. See "Section 6—Price Range of Shares; Dividends."

What are the U.S. federal income tax consequences of exchanging my shares pursuant to the offer, during a subsequent offering period or pursuant to the merger?

        In general, your exchange of shares of Vital Images common stock pursuant to the offer, during a subsequent offering period or pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer, during a subsequent offering period or pursuant to the merger in light of your particular circumstances. See "Section 5—Certain U.S. Federal Income Tax Considerations."

Who can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

To the Shareholders of Vital Images:

INTRODUCTION

        Magenta Corporation ("Purchaser"), a Minnesota corporation and a wholly-owned subsidiary of Toshiba Medical Systems Corporation ("TMSC"), a company formed under the laws of Japan and a wholly-owned subsidiary of Toshiba Corporation ("Toshiba"), a company formed under the laws of Japan, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Vital Images, Inc. ("Vital Images"), a Minnesota corporation, at a purchase price of $18.75 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal", and together with the Offer to Purchase, the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 27, 2011 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among TMSC, Purchaser and Vital Images. Under the Merger Agreement, after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into Vital Images (the "Merger"), with Vital Images continuing as the surviving corporation and a wholly-owned subsidiary of TMSC (the "Surviving Corporation"). Under the Merger Agreement and pursuant to the plan of merger set forth therein (the "Plan of Merger"), at the effective time of the Merger (the "Merger Effective Time"), each Share then outstanding (other than any Shares in respect of which dissenters' rights are validly exercised under the Minnesota Business Corporation Act (the "MBCA") and any Shares held by TMSC or any of its subsidiaries (including Purchaser)) will be converted into the right to receive the Offer Price. "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Certain U.S. Federal Income Tax Considerations" describes certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        The Board of Directors of Vital Images (the "Vital Images Board") has unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined below), including the consideration that would be payable for any Top-Up Option shares, are fair to and in the best interests of Vital Images and its shareholders and (ii) approved and declared advisable the Merger Agreement (including the Plan of Merger) and transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option shares, in accordance with the MBCA. The Vital Images Board recommends that Vital Images' shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Plan of Merger. Vital Images has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        The Vital Images Board received an opinion, dated April 27, 2011, of Piper Jaffray & Co. ("Piper Jaffray"), Vital Images' financial advisor, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $18.75 per Share consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than Purchaser, TMSC and its affiliates) was fair, from a financial point of view, to such holders. The full text of Piper Jaffray's written opinion, dated April 27, 2011, is attached as an annex to Vital Images' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to holders of Shares together with the Offer to Purchase. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

        Tendering shareholders will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. However, if such shareholders do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal (or other applicable form), such shareholders may be subject to backup withholding at a rate of 28% on the gross proceeds payable to such shareholders. See "Section 3—Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding." Shareholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. Purchaser or TMSC will pay all charges and expenses that BNY Mellon Shareowner Services, as the depositary for the Offer (the "Depositary"), MacKenzie Partners, Inc., as the information agent for the Offer (the "Information Agent"), and Morgan Stanley & Co. Incorporated, as dealer manager for the Offer (the "Dealer Manager"), incur in connection with the Offer. See "Section 17—Fees and Expenses."

        There is no financing condition to the Offer. Purchaser is not required to purchase any Shares unless (i) immediately prior to the expiration of the Offer (as may be extended in accordance with the Merger Agreement), the number of Shares validly tendered and not properly withdrawn, together with the number of Shares then owned directly or indirectly by Purchaser, TMSC or any wholly-owned subsidiary of TMSC, equals at least a majority of all outstanding Shares (determined on a fully diluted basis) (as further described below) (the "Minimum Tender Condition"), (ii) any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act") has expired or been terminated, and (iii) approvals or clearances under other foreign merger notification or antitrust laws applicable to the Offer or the consummation of the Merger ("Antitrust Laws") have been obtained. The Offer is also subject to certain other terms and conditions described in "Section 15—Conditions of the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        For purposes of the Offer, the words "fully diluted", when referring to Shares, mean all securities entitled to vote in the election of directors of Vital Images or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which Vital Images would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable. Vital Images has informed Purchaser and TMSC that, as of the close of business on May 10, 2011: (i) 14,069,369 Shares were issued and outstanding (including 18,750 shares of restricted stock); (ii) no shares of preferred stock were issued or outstanding; (iii) options to purchase 2,319,484 Shares were outstanding; and (iv) 2,785,672 Shares were reserved for issuance under the stock plans of Vital Images other than the Vital Images Employee Stock Purchase Plan (including upon exercise of the options) and 31,750 Shares were reserved for issuance under the Vital Images Employee Stock Purchase Plan. Neither Vital Images nor its affiliates own any Shares. As a result, assuming that no Shares, options to acquire Shares or any other rights to acquire Shares (whether by conversion, exchange, exercise or otherwise) are issued after May 10, 2011, the Minimum Tender Condition will be satisfied if at least 8,194,427 Shares, which represent a majority of the outstanding Shares (on a fully diluted basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Tender Condition will depend upon the actual number of outstanding voting securities (determined on a fully diluted basis) of Vital Images on the date that Purchaser accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the time of such acceptance, the "Acceptance Time").

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with the procedures set forth in "Section 3—Procedure for Tendering Shares" promptly after the expiration of the Offer. The

Offer will expire at 12:00 midnight, New York City time, on Wednesday, June 8, 2011, unless Purchaser determines to, or is required to, extend the period of time for which the initial offering period of the Offer is open. See "Section 1—Terms of the Offer" for a description of Purchaser's rights and obligations with respect to extensions of the Offer. Following Purchaser's acceptance for payment of Shares tendered in the Offer, Purchaser may provide for a subsequent offering period (and one or more extensions thereof) of at least 3 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during which shareholders of Vital Images may tender, but not withdraw, their Shares and receive the Offer Price. See "Section 3—Procedure for Tendering Shares."

        Upon the purchase of Shares pursuant to the Offer and up to the Merger Effective Time, the Merger Agreement provides that TMSC will be entitled to designate up to a number of directors, rounded up to the next whole number, to the Vital Images Board that is in the same proportion as the aggregate number of Shares beneficially owned by Purchaser and TMSC bears to the total number of Shares then outstanding, subject to certain exceptions. TMSC currently intends, promptly after consummation of the Offer, to exercise this right and to designate some or all of Toshio Takiguchi, Keiji Tanaka, Fredric J. Friedberg, Satoshi Tsunakawa, Calum Cunningham and Akio Tsukada, each of whom is an officer or employee of TMSC or an affiliate of TMSC, to serve as directors of Vital Images. TMSC expects that such representation on the Vital Images Board would permit TMSC to exert substantial influence over Vital Images' conduct of its business and operations. Following the Merger, the directors of Purchaser will be the directors of Vital Images. See "Section 12—Purpose of the Offer; Plans for Vital Images, Shareholder Approval; Dissenters' Rights."

        As part of the Merger Agreement, Vital Images has granted Purchaser an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase from Vital Images up to a number of Shares (the "Top-Up Option Shares"), at a per Share purchase price equal to the Offer Price that, when added to the number of Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries immediately prior to the exercise of such Top-Up Option, results in Purchaser, TMSC and its wholly-owned subsidiaries owning up to one share more than 90% of the outstanding Shares, on a fully diluted basis, but not less than one share more than 90% of the outstanding Shares, on a non-fully diluted basis (after giving effect to the exercise of such Top-Up Option). The Top-Up Option may be exercised by Purchaser in whole or in part, but will not be exercisable (i) to the extent the number of shares issuable upon exercise of the Top-Up Option would exceed the number of authorized and unissued Shares (giving effect to Shares that are then reserved for issuance under any then-outstanding stock options of Vital Images, as if such Shares were outstanding), (ii) if any provision of any applicable law, temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other governmental authority of competent jurisdiction, prohibits such exercise of the Top-Up Option or the delivery of such Shares, and (iii) unless upon exercise of the Top-Up Option and delivery of such Shares, the aggregate number of Shares owned by Purchaser, TMSC and any wholly-owned subsidiary of TMSC constitutes at least one share more than 90% of the number of the outstanding Shares, on a non-fully diluted basis. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser and Vital Images to effect a short-form merger pursuant to applicable Minnesota law as described below. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

        Purchaser may exercise the Top-Up Option at any time at or after the Acceptance Time and prior to the Effective Time. Upon exercise of the Top-Up Option, TMSC, Purchaser and Vital Images have agreed to cause the consummation of the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares.

        The purchase price for the Shares that would be issued to Purchaser if Purchaser exercises the Top-Up Option is the number of Top-Up Option Shares issued multiplied by the Offer Price per Share. If Purchaser exercises the Top-Up Option, Purchaser would pay Vital Images the Purchase Price for the Top-Up Option, either (i) entirely in cash or (ii) by paying in cash an amount not less than the aggregate par value of such Top-Up Option Shares, and by delivering Purchaser's unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price.

        Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a short-form merger in accordance with Section 302A.621 of the MBCA as described below. As a result, if the Minimum Tender Condition is satisfied and the other conditions to the Offer are satisfied or, to the extent permitted, waived by us or TMSC, and the Offer is completed, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the shareholders of Vital Images. See "Section 12—Purpose of the Offer; Plans for Vital Images; Shareholder Approval; Dissenters' Rights."

        Section 302A.621 of the MBCA provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of stock of a subsidiary corporation, the corporation holding such stock may engage in a "short form merger" by merging such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the shareholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, assuming that the Minimum Tender Condition and the other conditions to the Offer are satisfied or, to the extent permitted, waived by Purchaser or TMSC, in the event that Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer, the Top-Up Option or otherwise, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Acceptance Time. See "Section 13—The Transaction Documents—The Merger Agreement."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND SHAREHOLDERS OF VITAL IMAGES SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE SUCH SHAREHOLDERS MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

        1.    Terms of the Offer.    Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in "Section 3—Procedure for Tendering Shares" on or prior to the Expiration Date. "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 8, 2011, unless extended, in which event "Expiration Date" means the latest time and date on which the Offer, as so extended, shall expire.

        There is no financing condition to the Offer. The Offer is subject to the conditions set forth in "Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Tender Condition, expiration or termination of any applicable waiting period relating to the Offer under the HSR Act and receipt of approvals or clearances under other Antitrust Laws. See "Section 16—Certain Legal Matters; Regulatory Approvals." Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date and will pay for all such Shares promptly after the Expiration Date.

        Vital Images, TMSC and Purchaser have agreed in the Merger Agreement that, unless the Merger Agreement has been terminated in accordance with its terms:

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  if on any then-scheduled Expiration Date, any condition to the Offer has not been satisfied or, to the extent permitted, waived, Purchaser (or TMSC on its behalf) may, in its sole discretion, extend the Offer on one or more occasions, in consecutive increments of up to 10 business days each, up to and including the outside date agreed by the parties in the Merger Agreement, which is currently September 24, 2011 (such date, as it may be amended by the parties, the "Outside Date"), the length of each such period to be determined by Purchaser (or by TMSC on its behalf) in its sole discretion, until the Expiration Date on which all of the conditions to the Offer have been satisfied or, to the extent permitted, waived;

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  Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC") or its staff or the NASDAQ Stock Market LLC ("NASDAQ") applicable to the Offer;

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  if on any then-scheduled Expiration Date, (i) any applicable waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under other Antitrust Laws have not expired, or been terminated or obtained, (ii) if, following any discussions between TMSC and the CFIUS (as defined in "Section 16—Certain Legal Matters; Regulatory Approvals—Exon-Florio" below) staff regarding the transactions contemplated under the Merger Agreement, TMSC has determined that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment (as defined in "Section 16—Certain Legal Matters; Regulatory Approvals—Exon-Florio" below), any review by CFIUS under the Exon-Florio Amendment has not been concluded, the President of the United States of America has taken any action to block or prevent the consummation of the transactions contemplated by the Merger Agreement or, any requirements or conditions to mitigate any national security concerns have been imposed, (iii) there has been instituted or is pending any action by any governmental authority of competent jurisdiction that seeks, directly or indirectly, to (a) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (b) impose material damages, costs or expenses on Vital Images or TMSC or their affiliates as a result of the transactions contemplated under the Merger Agreement, or (c) impose a Substantial Detriment (as defined in "Section 13—The Transaction Documents—The Merger Agreement—Antitrust Filings; Further Actions" below); or (iv) any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any judgment (preliminary or permanent) or law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (iii), then, at the request of Vital Images, Purchaser (or TMSC on its behalf) will extend the Offer for successive extension periods of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by Purchaser (or by TMSC on its behalf) in its sole discretion, unless TMSC determines in good faith (after consultation with, and giving due consideration to the reasonable views of, Vital Images) that any such condition is not reasonably likely to be satisfied or no longer to be continuing (as the case may be) on or prior to the Outside Date;

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  if on any then-scheduled Expiration Date, (i) any of the conditions to the Offer described in the following clauses (a), (b) and (c) shall have occurred and be continuing: (a) (i) certain of Vital Images' representations and warranties in the Merger Agreement shall not be true and correct in all material respects; or (ii) the other Vital Images' representations and warranties in the Merger Agreement shall not be true and correct as of the Acceptance Time or as of the specific date to which the representation or warranty relates, in each case, except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vital Images; (b) Vital Images shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time, or (c) TMSC and Purchaser shall not have received a certificate executed by Vital Images' Chief Executive Officer and Chief Financial Officer certifying to certain matters, then, at the request of Vital Images, Purchaser (or TMSC on its behalf) will extend the Offer for successive extension periods of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by Purchaser (or TMSC on its behalf) in its sole discretion; and

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  if on any then-scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Tender Condition) have been satisfied or, to the extent permitted, waived but the Minimum Tender Condition has not been satisfied as of such date, then, at the request of Vital Images, Purchaser (or TMSC on its behalf) will extend the Offer for one or more extension periods of at least 5 business days each (not to exceed 20 business days in the aggregate for all such periods), up to and including the Outside Date, the length of each such period to be determined by Vital Images in its sole discretion.

        The Merger Agreement provides that in no event may the Offer be extended beyond the Outside Date. See "Section 13—The Transaction Documents—The Merger Agreement—The Offer." During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the Vital Images shareholders' right to withdraw such Shares. See "Section 4—Withdrawal Rights."

        In accordance with Rule 14d-11 under the Exchange Act, following the satisfaction or, to the extent permitted, waiver, of all the conditions to the Offer and the acceptance for payment of all the Shares validly tendered and not properly withdrawn on or prior to the Expiration Date, Purchaser expressly reserves the right to provide, in its sole discretion, a subsequent offering period (a "Subsequent Offering Period"). If provided, a Subsequent Offering Period will be an additional period of time, following the Acceptance Time, during which shareholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (a) it will remain open for such period or periods as Purchaser will specify of at least 3 business days, (b) Shares may be tendered in the same manner as was applicable to the Offer, except that any Shares tendered may not be withdrawn, (c) Purchaser will immediately accept and promptly pay for Shares as they are tendered and (d) the price per Share will be the same as the Offer Price. Purchaser may extend any initial Subsequent Offering Period by any period or periods. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed on the Expiration Date. For purposes of the Offer, including for the purposes of determining the Expiration Date, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        Purchaser has not at this time made a decision about whether to provide or not to provide a Subsequent Offering Period. If Purchaser elects to provide a Subsequent Offering Period, Purchaser will make a public announcement of such Subsequent Offering Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If Purchaser elects to extend a Subsequent Offering Period, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Subsequent Offering Period was scheduled to expire.

        As part of the Merger Agreement, Vital Images has granted Purchaser the Top-Up Option to purchase from Vital Images up to a number of Shares, at a per Share purchase price equal to the Offer Price that, when added to the number of Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries immediately prior to the exercise of such Top-Up Option, results in Purchaser, TMSC and its wholly-owned subsidiaries owning up to one share more than 90% of the outstanding Shares, on a fully diluted basis, but not less than one share more than 90% of the outstanding Shares, on a non-fully diluted basis (after giving effect to the exercise of such Top-Up Option). The Top-Up Option may be exercised by Purchaser in whole or in part, but will not be exercisable (i) to the extent the number of shares issuable upon exercise of the Top-Up Option would exceed the number of authorized and unissued Shares (giving effect to Shares that are then reserved for issuance under the stock option plans of Vital Images, as if such Shares were outstanding), (ii) if any provision of any applicable law, temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other governmental authority of competent jurisdiction, prohibits such exercise of the Top-Up Option or the delivery of such Shares, and (iii) unless upon exercise of the Top-Up Option and delivery of such Shares, the aggregate number of Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries constitutes at least one share more than 90% of the number of the outstanding Shares, on a non-fully diluted basis. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser and Vital Images to effect a short-form merger pursuant to applicable Minnesota law as described below. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

        Purchaser may exercise the Top-Up Option at any time at or after the Acceptance Time and prior to the Effective Time. Upon exercise of the Top-Up Option, TMSC, Purchaser and Vital Images has agreed to cause the consummation of the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

        The purchase price for the Shares that would be issued to Purchaser if Purchaser exercises the Top-Up Option is the number of Top-Up Option Shares issued multiplied by the Offer Price per Share. If Purchaser exercises the Top-Up Option, Purchaser would pay Vital Images the Purchase Price for the Top-Up Option, either (i) entirely in cash or (ii) by paying in cash, an amount not less than the aggregate par value of such Top-Up Option Shares and by delivering Purchaser's unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price. See "Section 13—The Transaction Documents—The Merger Agreement—Top-Up Option."

        Purchaser, or TMSC on behalf of Purchaser, also expressly reserves the right to waive, in whole or in part, prior to the Expiration Date, in the sole discretion of Parent or Merger Sub, any of the conditions to the Offer set forth in "Section 15—Conditions of the Offer" (the "Offer Conditions") and to make any change in the terms of or other conditions to the Offer; provided that, Vital Images' consent is required for Purchaser or TMSC to, subject to applicable Law, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to the Offer Conditions, (e) amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares, (f) change or waive the Minimum

Tender Condition, or (g) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement.

        If Purchaser makes a material change in the terms of the Offer or, to the extent permitted, waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition to the Offer such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from and including the date that notice of such increase is first published, sent or given in the manner specified below, Purchaser will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration. As of the date of this Offer to Purchase, Purchaser has no intention to increase the Offer Price.

        Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, Purchaser will inform the Depositary of that fact and will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Vital Images has provided Purchaser with lists (and, if available, computer files) of its shareholders, non-objecting beneficial owners, mailing labels, the names and addresses of all record holders of Shares and lists of securities positions in Shares held in stock depositories, in each case as of the most recent practicable date, for the purpose of disseminating the Offer to holders of Shares. Purchaser will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        2.    Acceptance for Payment and Payment for Shares.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for (a) all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date and (b) each Share validly tendered in any Subsequent Offering Period promptly after such Share is tendered. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. For information with respect to approvals that Purchaser is or may be required to obtain prior to the completion of the Offer, including under the HSR Act and other Antitrust Laws, see "Section 16—Certain Legal Matters; Regulatory Approvals."

        Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as the tendering shareholders' agent for the purpose of receiving payments from Purchaser and transmitting such payments, less any required withholding taxes, to such shareholders. Upon the deposit of such funds with the Depositary, Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery") in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Tendering Shares." Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times.

        For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to the Depositary.

        Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If Purchaser does not accept for payment any tendered Shares pursuant to the Offer for any reason, or if shareholders submit certificates for more Shares than are tendered, Purchaser will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to the tendering shareholders (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the tendering shareholders' rights to receive payment for Shares validly tendered and accepted for payment.

        3.    Procedure for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period) and either (a) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry delivery of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility (as defined below), is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date (or, in the case of a Subsequent Offering Period, if one is provided, on or prior to the expiration date of the Subsequent Offering Period). In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and Purchaser with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date (or, in the case of a Subsequent Offering Period, if one is provided, by the expiration date of the Subsequent Offering Period), or the guaranteed delivery procedure described below must be complied with.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming part of a confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date (or, in the case of a Subsequent Offering Period, if one is provided, by the expiration date of the Subsequent Offering Period) or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed notice of guaranteed delivery in the form provided by Purchaser with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date (or, in the case of a Subsequent Offering Period, if one is provided, by the expiration date of the Subsequent Offering Period); and

  •
  the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or in the case of a book-entry transfer, an Agent's Message) and any other required documents, are received by the Depositary within 3 NASDAQ trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery made available by Purchaser.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint Purchaser's designees, in their respective capacities as officers of Purchaser, and each of them, as your agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares tendered, including, without limitation, to exercise all voting and other rights in such manner as each such attorney and proxy or substitute shall in his sole discretion deem proper, and that Purchaser accepts for payment (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), at any meeting of shareholders of Vital Images (whether annual or special and whether or not an adjourned meeting), by written consent or otherwise. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon Purchaser's acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies and consents granted by you with respect to such Shares and other securities or rights prior to such payment will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if given or executed, will cease to be effective). Upon such acceptance for payment, Purchaser's designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Vital Images' shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of shareholders of Vital Images or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Vital Images' shareholders.

        Determination of Validity.    Purchaser will determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and such determination shall be final and binding, subject to tendering shareholders disputing such determination in a court of competent jurisdiction. Purchaser reserves the right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders of Shares that Purchaser determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the right to waive any defect or irregularity in any tender of Shares of any particular shareholder of Vital Images, whether or not similar defects or irregularities are waived in the case of another shareholder of Vital Images. All questions as to the interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser and such interpretation by Purchaser will be final and binding, subject to tendering shareholders disputing such determination in a court of competent jurisdiction. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by Purchaser. None of Toshiba, TMSC, Purchaser, or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will have any duty to give any notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or will incur any liability for failure to give any such notification.

        4.    Withdrawal Rights.    Except as described in this Section 4, tenders of Shares in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Date and, if not accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after July 9, 2011. In the event Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such Subsequent Offering Period.

        If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after July 9, 2011, unless such Shares have been accepted for payment prior to such date as provided herein. Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

        For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described in "Section 3—Procedure for Tendering Shares."

        Purchaser will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination shall be final and binding, subject to tendering shareholders disputing such determination in a court of competent jurisdiction. None of Toshiba, TMSC, Purchaser nor any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will have any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or will incur any liability for failure to give any such notification.

        5.    Certain U.S. Federal Income Tax Considerations.    The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof (all of which are subject to change, possibly with retroactive effect). This discussion does not address state, local, foreign and other tax consequences. The following discussion applies only if you hold your Shares as capital assets and may not apply if you acquired your Shares pursuant to the exercise of stock options or are a person otherwise subject to special tax treatment, such as a financial institution, an insurance company, a dealer in securities or currencies, a person holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a partnership or other entity treated as a partnership for U.S. federal income tax purposes, a person liable for the alternative minimum tax, or a tax-exempt organization. This discussion assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging such Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

        Persons considering exchanging Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger should consult their own tax advisor concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        U.S. Holders.    The following is a summary of certain U.S. federal income tax consequences that will apply if you are a U.S. Holder of Shares. For purposes of this discussion, a "U.S. Holder" means a beneficial owner of Shares that is (a) a citizen or individual resident of the United States, (b) a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, and (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. Your exchange of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you exchange Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e. Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for such Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of non-corporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

        Non-U.S. Holders.    The following is a summary of certain U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder or a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (a) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of a Substitute Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year, or (c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

        Information Reporting and Backup Withholding.    Proceeds from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%) if the shareholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided that the required information is timely furnished to the Internal Revenue Service. See "Section 3—Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding."

        6.    Price Range of Shares; Dividends.    The Shares are listed and principally traded on the NASDAQ Global Select Market under the symbol "VTAL". The following table sets forth for the periods indicated the high and low sales prices per Share on the NASDAQ Global Select Market as reported in published financial sources:

	High	Low
2009
First Quarter	$14.29	$8.54
Second Quarter	12.25	9.64
Third Quarter	13.75	10.19
Fourth Quarter	13.18	11.35
2010
First Quarter	16.92	12.60
Second Quarter	16.70	12.49
Third Quarter	14.90	12.20
Fourth Quarter	14.74	12.89
2011
First Quarter	15.98	12.56
Second Quarter (through April 27, 2011)	14.40	12.95

        Vital Images has never paid a cash dividend on the Shares. Under the terms of the Merger Agreement, Vital Images is not permitted to declare or pay dividends (whether in cash, stock or property) with respect to the Shares. If Purchaser acquires control of Vital Images, it currently intends that no dividends will be declared on the Shares prior to the Merger Effective Time.

        On April 27, 2011, the last full trading day before the announcement of the Merger Agreement, the reported closing sales price per Share on the NASDAQ Global Select Market in published financial sources was $14.18. On May 10, 2011, the last full trading day before the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market in published financial sources was $18.72. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

        7.    Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated but the Merger does not take place, the number of Vital Images shareholders and the number of Shares that are still in the hands of the public may be so small that the Shares may no longer be eligible to be traded on NASDAQ or other securities exchanges and there may no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by shareholders other than Purchaser. None of Toshiba, TMSC or Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Exchange Listing and Controlled Company Status.    Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the published guidelines for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from NASDAQ. Among such criteria, listed companies on the NASDAQ Global Select Market are required to maintain a minimum of either:

            (i)  4 market makers, 400 total shareholders, 1.1 million shares publicly held, a market value of publicly held shares of $15 million, and either (a) a market value of listed securities of $50 million or

  (b) total assets and total revenue of at least $50 million in the latest fiscal year or in two of the last three fiscal years; or

           (ii)  2 market makers, 400 total shareholders, 750,000 shares publicly held, a market value of publicly held shares of $5 million, and $10 million in shareholders' equity.

        If, as a result of the purchase of Shares in the Offer, Vital Images no longer meets these standards, the quotations for the Shares on the NASDAQ Global Select Market (or any other tier of the NASDAQ Global Select Market) could be discontinued and the market for Shares will be adversely affected. In the event the Shares cease to be listed on NASDAQ, it is possible that the Shares would trade on another market or securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as described above. TMSC and Purchaser intend to cause all Shares to be delisted from NASDAQ promptly after completion of the Merger.

        After completion of the Offer, Vital Images will be eligible to elect "controlled company" status pursuant to Rule 5615(c)(2) of the NASDAQ Marketplace Rules, which means that Vital Images would be exempt from the requirement that the Vital Images Board be composed of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of the Vital Images Board. The controlled company exemption does not modify the independence requirements for the Audit Committee of Vital Images' Board. Under the Merger Agreement, Vital Images has agreed to elect "controlled company" status following completion of the Offer.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Vital Images to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. According to Vital Images' Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there were approximately 500 registered holders of record of Shares as of February 28, 2011. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Vital Images subject to registration, would substantially reduce the information required to be furnished by Vital Images to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with a shareholders' meeting and the related requirement to furnish an annual report to shareholders and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions, no longer applicable to Vital Images. Furthermore, the ability of "affiliates" of Vital Images and persons holding "restricted securities" of Vital Images to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing. Toshiba, TMSC and Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is their intention to cause Vital Images to make an application for termination of registration of the Shares under the Exchange Act as soon as possible after the successful completion of the Offer if the Shares are then eligible for termination.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ (unless already delisted as set forth above in "—Stock Exchange Listing and Controlled Company Status") will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

        8.    Certain Information Concerning Vital Images.

        General.    Except as otherwise set forth herein, the information concerning Vital Images contained in this Offer to Purchase has been furnished by Vital Images or taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although none of Toshiba, TMSC or Purchaser have any knowledge that any information included in the periodic reports, proxy statements and other information filed by Vital Images with the SEC is untrue, none of Toshiba, TMSC, Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of such information or for any failure by Vital Images to disclose any events which may have occurred or may affect the significance or the accuracy or completeness of any such information. The following description of Vital Images and its business has been taken from Vital Images' Annual Report on Form 10-K for the annual period ended December 31, 2010, and is qualified in its entirety by reference thereto.

        Vital Images is a Minnesota corporation with principal executive offices at 5850 Opus Parkway, Suite 300, Minnetonka, MN 55343-4414. The telephone number of Vital Images' principal executive offices is (952) 487-9500.

        Vital Images was founded and incorporated in Iowa in September 1988, and it re-incorporated in Minnesota in March 1997. From May 24, 1994 through May 11, 1997, Vital Images was a wholly-owned subsidiary of Bio-Vascular, Inc., which is now known as Synovis Life Technologies, Inc.

        Vital Images is a leading provider of advanced visualization and image analysis solutions for use by medical professionals in clinical analysis and therapy planning for medical conditions. Vital Images provides software, customer education, software maintenance and support, professional services and, on occasion, third-party hardware to its customers. Vital Images' technology rapidly transforms complex data generated by diagnostic imaging equipment into functional digital images that can be manipulated and analyzed using its specialized applications to better understand internal anatomy and pathology. Vital Images' solutions are designed to improve physician workflow and productivity, enhance the ability to make clinical decisions, facilitate less invasive patient care, and complement often significant capital investments in diagnostic imaging equipment made by its customers. Vital Images' software is compatible with equipment from all major manufacturers of diagnostic imaging equipment, such as computed tomography (CT) scanners, and can be integrated into picture archive and communication systems (PACS). Many hospitals use PACS to acquire, distribute and archive medical images and diagnostic reports, reducing the need for film and increasing reliance on advanced visualization solutions such as Vital Images'. Vital Images also offers a Web-based solution that provides physicians with anywhere, anytime access to medical images and visualization tools through any Internet-enabled computer.

        Vital Images' operating plan is to develop and distribute technology solutions that improve the cost and quality of, and access to, healthcare. Vital Images plans to expand its market beyond radiology and advanced visualization by developing solutions that better enable use of image data throughout a hospital enterprise and to compete in informatics channels beyond advanced visualization. Vital Images plans to make investments in research and development, customer support and professional services, business development, and international sales and service to drive its growth objectives.

        Vital Images Projections.    In connection with TMSC's due diligence review of Vital Images, Vital Images provided to TMSC certain projected and budgeted financial information concerning Vital Images. Vital Images advised TMSC and its advisors that Vital Images' internal financial forecasts (upon which the projections provided to TMSC were based in part) are prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        TMSC understands that these projections reflect numerous estimates and assumptions (not all of which were provided to TMSC or its advisors), all made by Vital Images management, with respect to general business, economic, market and financial conditions and other matters. These estimates and assumptions regarding future events are difficult to predict, and many are beyond Vital Images' control. Accordingly, there can be no assurance that the estimates and assumptions made by Vital Images in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections provided by Vital Images.

        The inclusion of certain projections in this Offer to Purchase should not be regarded as an indication that any of Toshiba, TMSC, Purchaser and their respective affiliates or representatives (including their advisors) consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. The projections contained herein are being provided in this Offer to Purchase only because Vital Images made them available to TMSC in connection with TMSC's due diligence review of Vital Images. None of Toshiba, TMSC, Purchaser and any of their respective affiliates and representatives (including their advisors) makes any representation to any person regarding the projections by virtue of their inclusion in this Offer to Purchase, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, holders of the Shares are cautioned not to place undue reliance on these projections.

        The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. The projections were provided to TMSC on February 14, 2011. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of Vital Images to delay or cancel purchases of Vital Images' products and services pending the consummation of the Offer and the Merger or the clarification of TMSC's intentions with respect to the conduct of Vital Images' business thereafter. Any such delay or cancellation of customer sales is likely to affect adversely the ability of Vital Images to achieve the results reflected in such financial projections.

        TMSC understands that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), and TMSC understands that Vital Images' independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Vital Images may achieve the results contained in the projections, and accordingly assume no responsibility for them. TMSC further understands that the projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

        Set forth below are certain projections provided to TMSC by Vital Images' management with respect to Vital Images and its subsidiaries on a consolidated basis:

	Fiscal Year Ending December 31,
	2011	2012	2013	2014	2015
Revenue	$66.0	$75.9	$87.3	$100.4	$115.4
Operating Income Before Stock-based Compensation Expense	3.0	7.2	11.9	15.9	20.4
Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-based Compensation Expense	6.0	10.1	14.8	18.8	23.3
Depreciation and Amortization	$2.9	$2.9	$2.9	$2.9	$2.9
Capital Expenditures	$(2.0)	$(2.3)	$(2.6)	$(3.0)	$(3.5)
Cash Flow from Operations, Before Income Taxes and Interest	$6.6	$11.1	$16.0	$20.2	$24.8
Working Capital Investment (Excluding Cash and Marketable Securities)	$0.7	$1.0	$1.2	$1.4	$1.5

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Vital Images is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, proxy statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Vital Images' filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

        9.    Certain Information Concerning Purchaser, TMSC and Toshiba.    Purchaser is a Minnesota corporation incorporated on April 20, 2011, with principal executive offices at c/o Toshiba America Medical Systems, Inc., 2441 Michelle Drive Tustin, CA 92780. The telephone number of its principal executive offices is 714-730-5000. To date, Purchaser has engaged in no activities other than those incidental to its formation, entry into of the Merger Agreement and commencement of the Offer. Purchaser is a wholly-owned subsidiary of TMSC.

        TMSC is a leading worldwide provider of medical diagnostic imaging systems and comprehensive medical solutions, such as CT, X-ray and vascular, ultrasound, nuclear medicine, and MRI systems as well as information systems for medical institutions. TMSC has been providing medical products for over 80 years. In October 2003, TMSC, which prior to that time had been operating as the Medical Systems Division of Toshiba, was established as a stand-alone member of the Toshiba group. TMSC is a wholly-owned subsidiary of Toshiba. Toshiba owns 99.39% of TMSC. Toshiba Insurance Service Corporation, which is itself a wholly-owned, direct subsidiary of Toshiba, owns the remaining 0.61% of TMSC. The principal executive offices of TMSC are at 1385, Shimoishigami, Otawara-shi Tochigi-ken, 324-8550, Japan, telephone number 81-287-26-6211. For the fiscal year ended March 31, 2011, TMSC and its subsidiaries had revenues of ¥340 billion (approximately $4.1 billion).

        Toshiba was incorporated in 1904 under the laws of Japan. Toshiba is a world leader in high technology, is a diversified manufacturer and marketer of advanced electronic and electrical products, spanning information and communications equipment and systems, Internet-based solutions and services, electronic components and materials, power systems, industrial and social infrastructure systems, and household appliances. The principal executive offices of Toshiba are at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan, telephone number 81-3-3457-4511. For its fiscal year ended March 31, 2011, Toshiba and its subsidiaries had consolidated net sales of ¥6.4 trillion ($77.1 billion) and consolidated operating income of ¥240 billion ($2.9 billion), and, at March 31, 2011, Toshiba and its subsidiaries had consolidated total assets of ¥5.4 trillion ($64.8 billion), including ¥259 billion ($3.1 billion) of cash and cash equivalents.

        The name, business address, business phone number, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past 5 years for each director and executive officer of Purchaser, TMSC and Toshiba and certain other information are set forth on Schedule I to this Offer to Purchase.

        None of Toshiba, TMSC, Purchaser or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Toshiba, TMSC, Purchaser or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Vital Images. None of Toshiba, TMSC, Purchaser or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Toshiba, TMSC, Purchaser or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons so listed, has effected any transaction in the Shares or any other equity securities of Vital Images during the past 60 days. None of Toshiba, TMSC, Purchaser or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Vital Images (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since May 11, 2009, there have been no transactions that would require reporting under the rules and regulations of the SEC between Toshiba, TMSC, Purchaser or any of their respective subsidiaries or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Vital Images or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since May 11, 2009, there have been no contacts, negotiations or transactions between Toshiba, TMSC, Purchaser or any of their respective subsidiaries or, to the knowledge of Toshiba, TMSC and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Vital Images or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Toshiba, TMSC and Purchaser, during the past 5 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Toshiba, TMSC and Purchaser, during the past 5 years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Toshiba, TMSC and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

        10.    Source and Amount of Funds.    Purchaser estimates that it will need approximately $273 million to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer, to pay the consideration in respect of Shares converted in the subsequent Merger of Purchaser with and into Vital Images, which is expected to follow the successful completion of the Offer, into the right to receive the same per Share amount paid in the Offer, and to cash out certain employee stock options. Toshiba, directly or indirectly through TMSC or one or more of Toshiba's other subsidiaries, will provide Purchaser with sufficient funds from internally available cash to satisfy the foregoing financial obligations and to pay related fees and expenses. Completion of the Offer and the Merger is not conditioned upon Purchaser, TMSC or Toshiba obtaining financing.

        Purchaser believes the financial condition of Purchaser, TMSC and Toshiba is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) Purchaser will have through Toshiba and its subsidiaries, including its parent company, TMSC, sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (iii) the Offer is not subject to any financing condition and (iv) if Purchaser consummates the Offer, Purchaser will acquire in the Merger any remaining Shares for the same cash price in the Offer.

        11.    Background of the Offer; Contacts with Vital Images.

        Existing Commercial Agreements.    TMSC and Vital Images entered into a marketing and distribution agreement, dated November 21, 2008 (the "Distribution Agreement"), whereby Vital Images appointed TMSC and certain TMSC distributors as nonexclusive resellers of certain Vital Images products in connection with sales of TMSC's own scanner equipment to its customers. In connection with the Distribution Agreement, Vital Images' sales team provides assistance to TMSC in its sales efforts in a similar manner to how Vital Images' sales team provides assistance to its other resellers, and Vital Images provides back-up technical support for problems that TMSC cannot resolve.

        The Distribution Agreement was amended on February 26, 2010 and July 27, 2010 to, among other things, update the products subject to the Distribution Agreement and update the pricing schedule. From time to time, Vital Images has entered into related agreements with certain TMSC distributors to, among other things, amend the products and pricing schedules with respect to such distributors.

        TMSC is entitled to appoint a nonvoting observer to meetings of Vital Images' Board of Directors, subject to certain constraints. The TMSC observer attended four board meetings in 2009 and one in 2010, and has not attended a board meeting since February 4, 2010.

        Under the Distribution Agreement, TMSC committed to purchase at least a certain minimum amount of Vital Images' products each year. TMSC is obligated to pay for Vital Images' maintenance and support services and each Vital Images' product in accordance with an agreed price list. Notwithstanding the price list, under certain conditions, Vital Images must offer TMSC the lowest price it offers other purchasers of certain specified products.

        Sales through TMSC are a material portion of Vital Images' revenues, comprising approximately $30.5 million of their 2010 revenues and $31.4 of their 2009 revenues. License revenue generated through Vital Images' relationship with TMSC during the years ended December 31, 2010 and 2009 was $16.9 million and $18.3 million, respectively.

        The Distribution Agreement expires on December 31, 2013, subject to TMSC's right, in its sole discretion after December 31, 2010, to terminate the Distribution Agreement earlier on certain dates by providing Vital Images prior written notice.

        TMSC and Vital Images entered into a development agreement, dated January 8, 2009 (the "Development Agreement"), whereby Vital Images may develop software products pursuant to development plans that are later agreed to by TMSC and Vital Images. TMSC is entitled to sell the developed software products, subject to the terms and conditions of the Distribution Agreement, and is granted certain exclusive reseller rights with respect to the developed software products. As of May 10, 2011, TMSC and Vital Images have agreed to three development plans.

        Under the Development Agreement, to facilitate the development of software products, Vital Images contributes personnel and TMSC contributes funds. Funding received by Vital Images under the

Development Agreement is accounted for as an offset to research and development expense. Vital Images recognized a credit to research and development expenses of $1.0 million and $1.1 million under the Development Agreement in 2010 and 2009, respectively. For software products that are completed and that TMSC desires to sell under the Distribution Agreement, TMSC must pay an agreed-upon price to sell the products. Pursuant to two amendments to the Development Agreement, dated November 25, 2009 and October 25, 2010, Vital Images agreed to pay royalties to TMSC, subject to a cap, in the event Vital Images licenses to third parties certain software developed pursuant to the Development Agreement.

        Background of the Offer.    As part of the continuous evaluation of its business and plans, TMSC regularly considers a variety of strategic options and transactions to strengthen its business and deliver long-term value to its shareholders. As part of this process, TMSC has evaluated various alternatives for expanding its business, including through an acquisition, and has, from time to time, analyzed opportunities for expansion and discussed such matters with its board of directors. In particular, TMSC currently has an ongoing process of establishing a global Healthcare Imaging Informatics (HII) business, including through selective acquisitions.

        Since 1998, TMSC and Vital Images have had a commercial relationship which is currently represented by the Distribution Agreement, the Development Agreement and other related agreements described in "—Existing Commercial Agreements" above.

        In October 2005, the then President and CEO of Vital Images and Piper Jaffray, on behalf of the Vital Images Board, approached TMSC regarding its interest in acquiring Vital Images, which did not result in any offers or negotiations. TMSC understood that Piper Jaffray was approaching several potential acquirers at such time. TMSC understands that none of these approaches resulted in any offers or further negotiations.

        In connection with their existing commercial relationship, on July 16, 2007, TMSC and Vital Images entered into a letter agreement pursuant to which Vital Images agreed to cause an individual designated by TMSC to participate as an observer to the meetings of Vital Images Board, with the exception of any discussions concerning certain restricted matters, including or involving proposed acquisitions by or involving Vital Images. Fredric J. Friedberg, Senior Vice President and then General Counsel and now Chief Legal Officer of Toshiba America Medical Systems, Inc., was designated as TMSC's observer. In August 2007, Mr. Friedberg attended his first meeting of the Vital Images Board as observer. He attended a number of meetings in his observer capacity, thereafter until the Vital Images Board meeting on February 4, 2010. In accordance with the terms of the observer rights letter agreement, at no such meeting attended by Mr. Friedberg did he participate in discussions regarding restricted matters, including proposed acquisitions by or involving Vital Images. After the Vital Images Board meeting held on February 4, 2010, neither Mr. Friedberg nor any other representatives of TMSC, TAMS or their respective affiliates have attended any meetings of the Vital Images Board, as observer or otherwise.

        On several occasions after Mike Carrel became CEO of Vital Images in January 2008, he and Mr. Friedberg informally discussed in non-specific terms the possibility of a TMSC acquisition of Vital Images or Vital Images' acquisition of an installed base that had been acquired by TMSC in 2009. These informal discussions typically coincided with Mr. Friedberg's attendance as observer at meetings of the Vital Images Board. The last of these informal discussions occurred at the time of the February 4, 2010 meeting of the Vital Images Board, which was the last such meeting attended by Mr. Friedberg. None of these informal discussions resulted in any formal or substantive discussions between the parties or their representatives.

        During 2008, TMSC continued to analyze a variety of strategic options and transactions. As part of this process, TMSC decided to revisit an analysis of Vital Images, and in connection therewith, on July 24, 2008, TMSC retained Simpson Thacher & Bartlett LLP ("Simpson Thacher") as its legal advisor in connection with a preliminary internal evaluation of a possible acquisition of Vital Images by TMSC and entered into an engagement letter with Morgan Stanley & Co. Incorporated ("Morgan Stanley") on August 18, 2008. This internal evaluation did not lead to an approach to or any discussions with Vital Images regarding a possible acquisition of Vital Images and the engagement of Morgan Stanley subsequently expired. Simpson Thacher assisted TMSC in connection with the negotiation and execution by TMSC and Vital Images of the Distribution Agreement and the Development Agreement in late 2008 and early 2009.

        During September through November 2010, representatives of TMSC, Morgan Stanley and Simpson Thacher once again met or discussed via conference the possible acquisition of Vital Images by TMSC, the terms and structure of any possible transaction, public information with respect to Vital Images, and market statistics of Vital Images. As part of this evaluation process, TMSC decided to engage in discussions with Vital Images.

        On September 15, 2010, TMSC entered into an engagement letter with Simpson Thacher updating and extending its prior engagement as TMSC's legal adviser and, on November 4, 2010, TMSC entered into a new engagement letter with Morgan Stanley retaining it as its financial advisor.

        On November 28, 2010, at the Radiological Society of North America ("RSNA") conference in Chicago, Mr. Friedberg and Mr. Carrel met. At that meeting, Mr. Friedberg informed Mr. Carrel of TMSC's interest in acquiring Vital Images and inquired as to Vital Images' interest in such a transaction. Mr. Carrel responded that he believed that the Vital Images Board would support such a proposed transaction if TMSC offered a price that was in the best interests of the Company's shareholders, and that he, too, would be supportive of a proposed transaction at an appropriate price. Mr. Friedberg stated that he and senior management of TMSC would like to present their interest in acquiring Vital Images to senior management of Toshiba to get approval to move forward with a proposal. Mr. Friedberg said that if such approval was obtained, TMSC could be prepared to submit a proposal in mid to late January. Mr. Carrel and Mr. Friedberg agreed that discussions regarding the development of the next generation of Vital Images' products between the parties should be deferred for the time being. Price and valuation were not discussed by Mr. Carrel and Mr. Friedberg at that meeting.

        Beginning in mid-December and continuing through early February, Mr. Carrel and Mr. Friedberg spoke on several occasions about the process, timing and other items relating to a potential transaction. Among other things, Mr. Carrel stated that the price must be fair to Vital Images' shareholders and should be significantly above the Vital Images' current trading price and that the Vital Images Board would not undertake an auction process at that time. During this time period, Mr. Carrel also informed Mr. Friedberg that Vital Images had retained Faegre & Benson LLP as its legal advisor ("Faegre & Benson") and Piper Jaffray as its financial advisor, and Mr. Friedberg informed Mr. Carrel that TMSC had retained Morgan Stanley and Simpson Thacher.

        As a result of TMSC's request for non-public information, between January 21 and January 28, 2011, TMSC and Vital Images, with the assistance of their respective legal counsel and financial advisors, negotiated a confidentiality and standstill agreement, which was executed by the parties on January 28, 2011. After the non-disclosure agreement was signed, Vital Images began providing limited diligence materials to TMSC, which TMSC had requested to enable it to be in a position to submit an indicative proposal. From that date until the execution of the Merger Agreement, TMSC and its representatives and advisors were actively engaged in a due diligence investigation of Vital Images.

        From late January until February 16, TMSC conducted a preliminary evaluation of Vital Images based on the limited due diligence materials it had received from Vital Images, including five-year financial projections delivered to TMSC on February 14. TMSC also had several conference calls with Morgan Stanley and Simpson Thacher to discuss the preliminary evaluation of Vital Images and the potential transaction, including alternative transaction structures and process and timing considerations.

        After discussing the results of the preliminary evaluation and consultation with its advisory team, the senior management teams of Toshiba and TMSC authorized the submission of a non-binding indicative proposal to Vital Images.

        On February 16, TMSC submitted its non-binding written indication of interest to acquire all of the outstanding shares of common stock of Vital Images at a price of $17.00-18.00 per share in cash. The proposal was subject to satisfactory completion of due diligence, negotiation of satisfactory employment and/or retention arrangements, and negotiation and execution of mutually acceptable definitive agreements. Furthermore, in the proposal, TMSC requested that Vital Images agree to a 60-day exclusivity period.

        On February 21, a representative from Piper Jaffray contacted representatives from TMSC and Morgan Stanley to reject the offer stating that the price was insufficient and did not meet the Vital Images Board's expectation for a price above the top end of the range. The representatives from Morgan Stanley and TMSC responded that TMSC would be open-minded to views on a higher price, but that this would depend on the results of TMSC's due diligence investigation, which would need to be substantially completed before any such discussion on price could be considered. In this regard, the Morgan Stanley and TMSC representatives emphasized that the 60-day exclusivity period was important so that TMSC could conduct its due diligence and have the necessary internal discussions and seek the necessary internal approvals for the proposed transaction from senior management of TMSC and Toshiba.

        On February 24, Piper Jaffray contacted representatives of Morgan Stanley and TMSC and stated that Vital Images was willing to enter into a 60-day exclusivity period to allow TMSC to conduct a due diligence investigation of Vital Images, but that the price must be higher than the price range offered to complete a transaction. Morgan Stanley and TMSC again stated that TMSC would be open-minded to views on a higher price but that it would depend on the outcome of due diligence and therefore such a price discussion would only make sense after due diligence had been substantially completed. Between February 23 and February 28, internal and external legal counsel for Vital Images and representatives from Simpson Thacher discussed and negotiated the terms of an exclusivity agreement. On February 28, the exclusivity agreement, which provided for a 60-day exclusivity period, was finalized and signed by the parties. On March 4, the electronic data room was opened and made available to TMSC and its financial advisors and legal counsel.

        On March 8, Mr. Friedberg and Mr. Carrel met in Minneapolis with Jen Robertson, Human Resources Director at Toshiba Medical Research Institute USA, Inc., a U.S. affiliate of TMSC, and Tonya Austin, Vital Images' Senior Director of Human Resources, to discuss due diligence matters relating to Vital Images's employees and their possible retention, including Vital Images' organizational structure, the roles and responsibilities of the employees, and benefit plans. Mr. Carrel and Mr. Friedberg then met briefly separately, and Mr. Carrel indicated that the top end of the price range proposed by TMSC would not be sufficient, and that the price should be significantly above the high end of the range.

        On March 9, representatives of Vital Images, with assistance from representatives from Piper Jaffray, gave a management presentation in Minneapolis to representatives from TMSC and Morgan Stanley, regarding Vital Images' business and prospects, including an overview of Vital Images' business, products, finance and future plans. The parties also discussed the five-year financial projections for Vital Images that previously had been provided to TMSC on February 14.

        On April 6, Piper Jaffray previewed Vital Images' first quarter earnings with Morgan Stanley.

        On April 6, Morgan Stanley called Piper Jaffray to communicate that, as TMSC had now substantially completed its due diligence, TMSC was preparing to discuss with Toshiba a new indicative proposal. Morgan Stanley stated that, based on the results of due diligence, the price that TMSC was currently considering continued to be within the initial price range and therefore not significantly above the high end of the range, as TMSC had been guided. Morgan Stanley also noted that, as a result of the recent earthquake and tsunami in Japan, there was a possibility of a delay in the process but that no decision had yet been taken in that regard. Also on April 6, 2011, Simpson Thacher provided a first draft of the Merger Agreement to Faegre & Benson.

        On April 7, Piper Jaffray contacted Morgan Stanley and stated that Mr. Carrel was disappointed with the news that Morgan Stanley had communicated to Piper Jaffray on April 6. Piper Jaffray also communicated to Morgan Stanley that since TMSC's proposal was only informally delivered, Mr. Carrel and Piper Jaffray believed that it was not advisable to take such a proposal back to the Vital Images Board and suggested that TMSC deliberate further on the price it was prepared to offer, emphasizing that the price should be significantly above $18 per share, and to return with a more concrete proposal.

        On April 8, TMSC and Toshiba had an internal meeting after which TMSC instructed Morgan Stanley to convey to Piper Jaffray that, having considered the previous feedback and having worked hard to find additional value, TMSC was prepared to increase its indicative price to $18.50 per share. Morgan Stanley also indicated that, in light of events in Japan, TMSC had a desire to move quickly to maintain momentum on the proposed transaction and wished to complete its confirmatory due diligence and begin discussions on the definitive agreement.

        On April 13, TMSC submitted a written non-binding indication of interest to Vital Images for $18.50 per share in cash. On April 13, Piper Jaffray informed Morgan Stanley that Vital Images rejected the $18.50 per share offer, stating it was insufficient.

        On April 15, TMSC and Toshiba had another internal meeting at which it decided to offer $18.75 per share in cash after which TMSC instructed Morgan Stanley to communicate this offer to Vital Images and that TMSC would not be willing to increase its price further. Later that same day, representatives of Morgan Stanley, contacted Piper Jaffray and communicated TMSC's revised offer of $18.75 per share. Morgan Stanley informed Piper Jaffray that TMSC would not be willing to further increase the offer price, and that if this offer was not acceptable, then, for various reasons, TMSC's consideration of the proposed transaction could be significantly delayed and could be derailed.

        On April 16, Piper Jaffray contacted Morgan Stanley and stated that the Vital Images Board was prepared to move forward on the basis of the latest proposal from TMSC, subject to the parties' reaching agreement on the other terms in the definitive documentation. On that same day, Faegre & Benson provided a revised draft of the Merger Agreement to Simpson Thacher.

        Between April 16 and April 20, TMSC, together with Simpson Thacher and Morgan Stanley, reviewed the terms of the revised Merger Agreement draft and prepared comments to the draft, which were delivered to Faegre & Benson on April 20.

        Thereafter, between April 21 and April 26, Vital Images, TMSC and their respective representatives and advisors engaged in negotiations of the terms of the Merger Agreement, the disclosure schedules to the Merger Agreement and the other definitive documentation for the transaction. At the request of TMSC, Vital Images, TMSC and their respective representatives also engaged in negotiations regarding retention agreements for Vital Images' executives.

        On April 21, the board of directors of TMSC and, on April 25, the management committee of Toshiba, met to review and consider the draft Merger Agreement and the transactions contemplated therein. Each of the TMSC board and the Toshiba management committee authorized and approved execution and delivery of the final Merger Agreement and the transactions contemplated therein.

        On April 27, the Vital Images Board met to review and consider the Merger Agreement and the transactions contemplated therein and unanimously approved the final Merger Agreement and the transactions contemplated thereby and authorized the execution and delivery of the Merger Agreement.

        Thereafter, following the closing of the U.S. stock markets on April 27, Vital Images, TMSC and Purchaser executed the Merger Agreement and Vital Images and TMSC issued a joint press release announcing the transaction.

        On May 11, Purchaser commenced the Offer.

        12.    Purpose of the Offer; Plans for Vital Images; Shareholder Approval; Dissenters' Rights.

        Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Vital Images. The Offer, as the first step in the acquisition of Vital Images, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

        Plans for Vital Images.    TMSC is acquiring Vital Images as part of an ongoing process of establishing a global Healthcare Imaging Informatics, or HII, business. It is intended that Vital Images will become the core entity of this new business within TMSC, while continuing to provide its current products and services globally. Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Vital Images will, except as set forth in this Offer to Purchase, be continued as a stand-alone business unit substantially as they are currently being conducted. TMSC will continue to evaluate the business and operations of Vital Images during and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, TMSC intends to work with Vital Images' management as part of a comprehensive review of Vital Images' business, operations, capitalization and management with a view to optimizing development of Vital Images' potential in conjunction with TMSC's business.

        Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that TMSC will become entitled to designate at least a majority of the members of Vital Images' board of directors. In such case, Vital Images has agreed to cause TMSC's designees to be elected or appointed to its board of directors in such number as is proportionate to Purchaser's and TMSC's aggregate ownership of Shares, subject to certain exceptions. Therefore, if Purchaser accepts Shares for payment pursuant to the Offer, TMSC will obtain control of the management of Vital Images shortly thereafter. However, prior to the Merger Effective Time, the Vital Images Board will retain two members from the existing Vital Images Board who are referred to as "continuing directors". In addition, if TMSC's designees are elected or appointed to the Vital Images Board, the approval of the continuing directors will be required for Vital Images to amend, modify or terminate the Merger Agreement or effect certain other actions related to or in connection with the Merger if such action would adversely affect or reasonably would be expected to adversely affect the shareholders (other than Purchaser or TMSC).

        TMSC currently intends, promptly after consummation of the Offer, to exercise this right and to designate one or more persons who are likely to be employees of TMSC or its affiliates to serve as directors of Vital Images. TMSC expects that such representation on the Vital Images Board would permit TMSC to exert substantial influence over Vital Images' conduct of its business and operations. In addition, if Purchaser accepts for payment and pays for at least a majority of the outstanding Shares, TMSC expects to merge Purchaser with and into Vital Images. TMSC currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Vital Images. See "Section 13—The Transaction Documents—The Merger Agreement."

        Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Toshiba, TMSC and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Vital Images or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of its principal executive offices or place of business or any operations or sale or other transfer of a material amount of assets), any change in the Vital Images Board or management or policies of employment, any material change in Vital Images'

capitalization or dividend policy, its charitable or community programs, its relationships with suppliers or customers or the community in which Vital Images operates, or any other material change in Vital Images' corporate structure or business. In addition, except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, none of Toshiba, TMSC or Purchaser is aware of any present plans or proposals by Vital Images that would relate to or result in any of the foregoing.

        If, for any reason following completion of the Offer, the Merger is not consummated, Toshiba, TMSC and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

        Shareholder Approval.    Under the MBCA, if Purchaser acquires, pursuant to the Offer, the Top-Up Option or otherwise, at least one share more than 90% of the outstanding Shares (including Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries), the Merger may be effected under the short-form merger provisions of the MBCA without prior notice to, or any action by, any other shareholder of Vital Images. If Purchaser, TMSC and its wholly-owned subsidiaries do not acquire at least 90% of the outstanding Shares (pursuant to the Offer, the Top-Up Option or otherwise), TMSC and Purchaser will seek approval of the Merger and adoption of the Plan of Merger by shareholders of Vital Images. Approval of the Merger and adoption of the Plan of Merger requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries. Thus, assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, TMSC, Purchaser and its wholly-owned subsidiaries would own sufficient Shares to enable TMSC, Purchaser and its wholly-owned subsidiaries, without the affirmative vote of any other shareholder of Vital Images, to satisfy the shareholder approval requirement to approve the Merger and adopt the Plan of Merger. Pursuant to the Merger Agreement, if the approval of the Merger and adoption of the Plan of Merger by the holders of Shares is required by law (the "Shareholder Approval"), then, in accordance with the MBCA, the articles of incorporation and bylaws of Vital Images, the Exchange Act, and any applicable rules and regulations of the NASDAQ Global Select Market, Vital Images, in consultation with TMSC, will as promptly as practicable after the consummation of the Offer, for the purpose of obtaining the Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of Vital Images as promptly as reasonably practicable following the Acceptance Time (with the record date and meeting date to be determined by TMSC).

        Dissenters' Rights.    No dissenters' rights are available in connection with the Offer. However, under the MBCA, shareholders who do not sell their Shares in the Offer will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, to dissent with respect to the Merger and to receive payment in cash for the "fair value" of their Shares after the Merger is completed. The term "fair value" means the value of the Shares immediately before the Merger Effective Time and may be less than, equal to or greater than the Offer Price. If any demand for fair value is made of dissenting shares and the Top-Up Option was exercised prior to the Merger Effective Time, then for purposes of determining the fair value of any dissenting shares, the cash received and/or value of the promissory note received by Vital Images in payment of the exercise price of the Top-Up Option will be treated as if it had not been paid to or received by Vital Images and the Shares issued upon exercise of the Top-Up Option will be treated as if they were not issued or outstanding.

        To be entitled to payment, the dissenting shareholder seeking dissenters' rights must not accept the Offer. In addition, if a vote of shareholders is required to approve the Merger under the MBCA, a dissenting shareholder also (i) must file with Vital Images, prior to the vote for the Merger, a written notice of intent to demand payment of the fair value of the dissenting shareholder's Shares, (ii) must not vote in favor of the Merger and (iii) must satisfy the other procedural requirements of the MBCA. Any shareholder contemplating the exercise of such dissenters' rights should review carefully the provisions of

Sections 302A.471 and 302A.473 of the MBCA, particularly the procedural steps required to perfect such rights, and should consult legal counsel. Dissenters' rights will be lost if the procedural requirements of the statute are not fully and precisely satisfied.

        If the Shareholder Approval is required to approve the Merger under the MBCA, the notice and information statement for the special meeting of the shareholders will again inform each shareholder of record as of the record date of the meeting of the shareholders (excluding persons who tender all of their Shares pursuant to the Offer if such Shares are purchased in the Offer) of their dissenters' rights and will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares. If the Shareholder Approval is not required to approve the Merger, the Surviving Corporation will send a notice to those persons who are shareholders of the Surviving Corporation immediately prior to the Merger Effective Time which, among other things, will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares.

        The foregoing summary of the rights of dissenting shareholders under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights under the MBCA. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the MBCA, and the dissenters' rights provisions of the MBCA will be set forth in their entirety in the information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under Minnesota law and is qualified in its entirety by reference to Minnesota law.

        13.    The Transaction Documents.

The Merger Agreement.

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO, which you may examine and copy as set forth in "Section 8—Certain Information Concerning Vital Images—Additional Information" above. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Toshiba, TMSC, Purchaser or Vital Images. Such information can be found elsewhere in this Offer to Purchase.

        The Offer.    The Merger Agreement provides for the commencement of the Offer (provided the Merger Agreement has not been terminated and Vital Images is prepared to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer on the same date as Purchaser commences the Offer) as promptly as practicable after the date of the Merger Agreement, which was April 27, 2011, but no later than 10 business days after the announcement of the Merger Agreement, which is May 11, 2011. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer are subject to the Offer Conditions that are described in "Section 15—Conditions of the Offer." Purchaser, or TMSC on behalf of Purchaser, expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by the Merger Agreement or previously approved by Vital Images in writing (which approval may be granted or withheld by Vital Images in its sole discretion), Purchaser, and TMSC on behalf of Purchaser, may not, subject to applicable law, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares, (vi) change or waive the Minimum Tender Condition, or (vii) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement.

        The Merger Agreement provides that, unless the Merger Agreement has been terminated in accordance with its terms:

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  if on any then-scheduled Expiration Date, any condition to the Offer has not been satisfied or, to the extent permitted, waived, Purchaser (or TMSC on its behalf) may, in its sole discretion, extend the Offer on one or more occasions, in consecutive increments of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by Purchaser (or by TMSC on its behalf) in its sole discretion, until the Expiration Date on which all of the conditions to the Offer have been satisfied or, to the extent permitted, waived;

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  Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ applicable to the Offer;

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  if on any then-scheduled Expiration Date, (i) any applicable waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under other Antitrust Laws have not expired, or been terminated or obtained, (ii) if, following any discussions between TMSC and the CFIUS staff regarding the transactions contemplated under the Merger Agreement, TMSC has determined that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment, any review by CFIUS under the Exon-Florio Amendment has not been concluded, the President of the United States of America has taken any action to block or prevent the consummation of the transactions contemplated by the Merger Agreement, or any requirements or conditions to mitigate any national security concerns have been imposed, (iii) there has been instituted or pending any action by any governmental authority of competent jurisdiction that seeks, directly or indirectly, to (a) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (b) impose material damages, costs or expenses on Vital Images or TMSC or their affiliates as a result of the transactions contemplated under the Merger Agreement, or (c) impose a Substantial Detriment (as defined in "—Antitrust Filings; Further Actions" below); or (iv) any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any judgment (preliminary or permanent) or law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (iii), then, at the request of Vital Images, Purchaser (or TMSC on its behalf) will extend the Offer for successive extension periods of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by Purchaser (or by TMSC on its behalf) in its sole discretion, unless TMSC determines in good faith (after consultation with, and giving due consideration to the reasonable views of, Vital Images) that any such condition is not reasonably likely to be satisfied or no longer to be continuing (as the case may be) on or prior to the Outside Date;

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  if on any then-scheduled Expiration Date, (i) any of the conditions to the Offer described in the following clauses (a), (b) and (c) shall have occurred and be continuing: (a) (i) any of Vital Images' representations and warranties set forth in Section 3.1(a) (first sentence), Section 3.1(b) (third sentence), Section 3.2(a) and (c), Section 3.3(a), (b)(i), (c), (d), (e), (f) and (g) and Section 3.9 of the Merger Agreement shall not be true and correct in all material respects; or (ii) any of the other Vital Images' representations and warranties set forth in the Merger Agreement that (A) are not made as of a specific date shall not be true and correct as of the Acceptance Time or (B) are made as of a specific date shall not be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations or warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement); (b) Vital Images shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time, or (c) TMSC and Purchaser shall not have received a certificate executed by Vital Images' Chief Executive Officer and Chief Financial Officer confirming on behalf of Vital Images that the conditions set forth in clauses (e), (f) and (i) of Annex A to the Merger Agreement shall have occurred immediately prior to the Acceptance Time, (ii) each breach of or failure to perform a representation, warranty, covenant or agreement on the part of Vital Images that has given rise to the occurrence and continuance of such condition to the Offer is capable of being cured prior to the Outside Date, and (iii) Vital Images has certified in writing to Purchaser and TMSC that (a) Vital Images believes that such breach or failure to perform is capable of being cured prior to the Outside Date, (b) Vital Images has commenced and will diligently undertake to cure such breach or failure to perform, and (c) Vital Images believes that such breach or failure to perform is reasonably likely to be cured prior to the Outside Date, then, at the request of Vital Images, Purchaser (or TMSC on its behalf) will extend the Offer for successive extension periods of up to 10 business days each, up to and including the Outside Date, the length of each such period to be determined by Purchaser (or TMSC on its behalf) in its sole discretion; and

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  if on any then-scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Tender Condition) have been satisfied or, to the extent permitted, waived but the Minimum Tender Condition has not been satisfied as of such date, then, at the request of Vital Images, Purchaser (or TMSC on its behalf) will extend the Offer for one or more extension periods of at least 5 business days each (not to exceed 20 business days in the aggregate for all such periods), up to and including the Outside Date, the length of each such period to be determined by Vital Images in its sole discretion.

        The Merger Agreement provides that in no event may the Offer be extended beyond the Outside Date. See "Section 1—Terms of the Offer." During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the Vital Images shareholders' right to withdraw such Shares. See "Section 4—Withdrawal Rights."

        Subsequent Offering Period.    The Merger Agreement provides that following the expiration of the Offer, Purchaser (or TMSC on its behalf) may, in its sole discretion, provide a Subsequent Offering Period or one or more extensions thereof in accordance with Rule 14d-11 of the Exchange Act.

        Top-Up Option.    As part of the Merger Agreement, Vital Images has granted Purchaser the Top-Up Option to purchase from Vital Images up to a number of Shares, at a per Share purchase price equal to the Offer Price that, when added to the number of Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries immediately prior to the exercise of such Top-Up Option, results in Purchaser, TMSC and its wholly-owned subsidiaries owning up to one share more than 90% of the outstanding Shares, on a fully diluted basis, but not less than one share more than 90% of the outstanding Shares, on a non-fully diluted basis (after giving effect to the exercise of such Top-Up Option). The Top-Up Option may be exercised by Purchaser in whole or in part, but will not be exercisable (i) to the extent the number of shares issuable upon exercise of the Top-Up Option would exceed the number of authorized and unissued Shares (giving effect to Shares that are then reserved for issuance under the stock option plans of Vital Images, as if such Shares were outstanding), (ii) if any provision of any applicable law, temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other governmental authority of competent jurisdiction, prohibits such exercise of the Top-Up Option or the delivery of such Shares, and (iii) unless upon exercise of the Top-Up Option and delivery of such Shares, the aggregate number of Shares owned by Purchaser, TMSC and its wholly-owned subsidiaries constitutes at least one share more than 90% of the number of the outstanding Shares, on a non-fully diluted basis. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser and Vital Images to effect a short-form merger pursuant to applicable Minnesota law.

        Purchaser may exercise the Top-Up Option at any time at or after the Acceptance Time and prior to the Effective Time. Upon exercise of the Top-Up Option, TMSC, Purchaser and Vital Images have agreed to cause the consummation of the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares.

        The purchase price for the Shares that would be issued to Purchaser if Purchaser exercises the Top-Up Option is the number of Top-Up Option Shares issued multiplied by the Offer Price per Share. If Purchaser exercises the Top-Up Option, Purchaser would pay Vital Images the Purchase Price for the Top-Up Option, either (i) entirely in cash or (ii) by paying in cash an amount not less than the aggregate par value of such Top-Up Option Shares and by delivering Purchaser's unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price.

        Board Recommendation and Board Actions.    Pursuant to the Merger Agreement, Vital Images has represented that at a meeting duly called and held, the Vital Images Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares, are fair to and in the best interests of Vital Images and its shareholders, (ii) approving and declaring advisable the Merger Agreement (including the Plan of Merger) and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613 thereof), and (iii) recommending that Vital Images' shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Plan of Merger (such recommendations, the "Board Recommendation").

        Directors.    The Merger Agreement provides that after the Acceptance Time, Purchaser will be entitled to designate the number of directors, rounded up to the next whole number, to the Vital Images Board that is in the same proportion as the percentage of Shares then owned by TMSC and Purchaser (giving effect to the Shares purchased pursuant to the Offer), to the total number of Shares outstanding. Promptly following a request by TMSC, Vital Images is required under the Merger Agreement to cause the individuals designated by TMSC to be elected or appointed to the Vital Images Board, including either by increasing the size of the Vital Images Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by TMSC to be elected or appointed to the Vital Images Board, and to take all action necessary to cause the individuals so designated by TMSC to constitute substantially the same percentage (rounding up where appropriate) as is on the Vital Images Board on each committee of the Vital Images Board to the fullest extent permitted by all applicable laws, including the rules of the NASDAQ Global Select Market. Prior to the Merger Effective Time, the Vital Images Board must always have two members of the Vital Images Board who were members of the Vital Images Board immediately prior to such appointment by TMSC (the "Continuing Directors").

        Following the election or appointment of Purchaser's designees and until the Merger Effective Time, the approval of the Continuing Directors, (or the approval of the sole Continuing Director if there is only one then in office) will be required to authorize (and such authorization will constitute the authorization of the full Vital Images Board) each of the following actions, in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of Shares (other than TMSC or Purchaser):

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  any amendment, modification or termination of the Merger Agreement or agreement or consent to any amendment, modification or termination of the Merger Agreement, in any case on behalf of Vital Images;

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  any extension of time for performance of, or waiver of, any of the obligations or other acts of TMSC or Purchaser under the Merger Agreement;

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  any exercise or waiver of any of Vital Images' rights under the Merger Agreement; or

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  any amendment or other modification in any material respect of the articles of incorporation or bylaws of Vital Images.

        The Merger.    The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into Vital Images, the separate existence of Purchaser will cease, and Vital Images will continue as the Surviving Corporation. The directors of Purchaser immediately prior to the Merger Effective Time will be the initial directors of the Surviving Corporation. The officers of Vital Images immediately prior to the Merger Effective Time will be the initial officers of the Surviving Corporation.

        Under the Merger Agreement and pursuant to the Plan of Merger, at the Merger Effective Time, each Share that is owned by Purchaser, TMSC or any direct or indirect wholly-owned subsidiary of TMSC or of Vital Images immediately prior to the Merger Effective Time will be cancelled without any conversion thereof and no payment will be made with respect to such Shares.

        Under the Merger Agreement and pursuant to the Plan of Merger, each Share outstanding immediately prior to the Merger Effective Time (other than Shares to be cancelled in accordance with the foregoing sentence and any Dissenting Shares (as defined below)) will be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any required withholding taxes (the "Merger Consideration"). As of the Merger Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate formerly representing any such Shares or Shares held in book-entry form will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate or such Shares held in book-entry form, without interest and subject to any withholding of taxes required by applicable law.

        Under the Merger Agreement, Shares outstanding immediately prior to the Merger Effective Time and held of record or beneficially by a person who has not voted in favor of approval of the Merger and adoption of the Plan of Merger and who is entitled to demand and properly demands dissenters' rights with respect to such Shares ("Dissenting Shares") pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the "Dissenters' Rights"), will not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead will be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters' Rights. The Merger Agreement provides an exception that, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the Dissenters' Rights, then the right of such holder to be paid the fair value of such holder's Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. If any demand for fair value is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by Vital Images in payment of the exercise price of the Top-Up Option will be treated as if it had not been paid to or received by Vital Images and the Shares issued upon exercise of the Top-Up Option will be treated as if they were not issued or outstanding.

  Equity Based Compensation Plans and Awards.

        Pursuant to the Merger Agreement:

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  Each Option (as defined herein) (a "1997 Option") issued under either the 1997 Stock Option and Incentive Plan, as amended (the "1997 Plan") or the 1997 Director Stock Option Plan, as amended (the "1997 Director Plan") that is outstanding immediately prior to the Acceptance Time, if unvested, will become vested as of immediately after the Acceptance Time. If the exercise price of any such 1997 Option is equal to or greater than the Offer Price, such 1997 Option will be cancelled as of immediately after the Acceptance Time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price of any such 1997 Option is less than the Offer Price, such Option will be cancelled as of immediately after the Acceptance Time in exchange for the right to receive a lump sum cash payment in the amount of the aggregate Option Consideration (as defined below) with respect to such 1997 Option. Following the Acceptance Time, no such 1997 Option that was outstanding immediately prior to Acceptance Time will remain outstanding and each former holder of any such 1997 Option will only be entitled to receive the consideration (if any) indicated above. The Vital Images Board will terminate the 1997 Plan and the 1997 Director Plan effective as of immediately after the Acceptance Time.

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  Each Option (a "2006 Option") issued under the 2006 Long Term Incentive Plan, as amended (the "2006 Plan") that is outstanding immediately prior to the Acceptance Time, if unvested, will become vested as of immediately after the Acceptance Time. Following the Acceptance Time or, if Purchaser (or TMSC on its behalf) provides a Subsequent Offering Period, following the expiration of such Subsequent Offering Period, if Purchaser exercises the Top-Up Option, Purchaser (or TMSC on its behalf) may request in writing, contemporaneously with such exercise of the Top-Up Option, that Vital Images cause each such 2006 Option that is then outstanding to be cancelled promptly, and upon receipt of such written request Vital Images will take all action necessary to cause all such 2006 Options to be cancelled promptly (such time of cancellation, the "2006 Option Cancellation Time"). If the exercise price of any such 2006 Option is equal to or greater than the Offer Price, such 2006 Option shall be cancelled as of the 2006 Option Cancellation Time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price of any such 2006 Option is less than the Offer Price, such 2006 Option shall be cancelled as of the 2006 Option Cancellation Time in exchange for the right to receive for each such 2006 Option a lump sum cash payment in the amount of the aggregate Option Consideration with respect to such 2006 Option. Following the 2006 Option Cancellation Time, no such 2006 Options that were outstanding immediately prior to the 2006 Option Cancellation Time will remain outstanding and each former holder of any such option will only be entitled to receive the consideration (if any) indicated above. The Vital Images Board will terminate the 2006 Plan effective as of immediately after the first to occur of the 2006 Option Cancellation Time and the Merger Effective Time.

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  Each Option that is outstanding immediately prior to the Merger Effective Time, if unvested, will become fully vested as of immediately following the Merger Effective Time. If the exercise price of an Option is equal to or greater than the Offer Price, such Option shall be cancelled as of immediately after the Merger Effective Time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price of an Option is less than the Offer Price, such Option will be cancelled as of immediately after the Merger Effective Time in exchange for the right to receive a lump sum cash payment in the amount of the aggregate Option Consideration (as defined below), with respect to such Option. Following the Merger Effective Time, no such Option that was outstanding immediately prior to the Acceptance Time will remain outstanding and each former holder of any such Option will only be entitled to receive the consideration (if any) indicated above. "Option" means any option granted to a current or former employee, director or independent contractor of Vital Images or any of its subsidiaries or any of their predecessors to purchase shares of Vital Images common stock pursuant to any of the Stock Plans (other than the Vital Images Employee Stock Purchase Plan). "Option Consideration" means, with respect to any share of Vital Images common stock issuable under a particular Option, an amount (not less than zero) equal to (a) the Offer Price, without interest; less (b) the exercise price payable in respect of each share of Vital Images common stock issuable under such Option. "Stock Plans" means the 1997 Plan, the 1997 Director Plan, the 2006 Plan, and the Vital Images Employee Stock Purchase Plan (the "ESPP");

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  Each Share of Restricted Stock (as defined herein) that is outstanding immediately prior to the Merger Effective Time will be converted into the right to receive a cash payment equal to the Merger Consideration. As of the Merger Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist. "Restricted Stock" means any share of Vital Images common stock that has been issued as a restricted stock award to a current or former employee, director or independent contractor of Vital Images or any of the subsidiaries of Vital Images or any of their predecessors pursuant to any of the Stock Plans.

        Pursuant to the Merger Agreement, the offering period under the ESPP that most recently commenced prior to the date of the Merger Agreement will continue until the end of the current offering period on June 30, 2011. The Vital Images Board will terminate the ESPP effective immediately after the end of that offering period, if the Acceptance Time has occurred. If the Merger Effective Time occurs on or before the last day of the current offering period, then, promptly after the last day of the period, Vital Images will pay each ESPP participant in the period a cash amount equal to the Offer Price multiplied by the number of Shares that the participant would otherwise be entitled to receive pursuant to the ESPP based on the amount of the payroll deductions credited to the participant's account as of the last day of the period. If the Merger Effective Time occurs after the last day of the current offering period, then Vital Images will issue Shares to participants in the ESPP pursuant to the terms of the ESPP for the current offering period. Each such Share that is outstanding immediately prior to the Merger Effective Time will be converted into the right to receive a cash payment equal to the Merger Consideration. As of the Merger Effective Time in the Merger Agreement, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist.

        Representations and Warranties.    In the Merger Agreement, Vital Images has made representations and warranties to TMSC and Purchaser, including representations and warranties relating to: organization, existence and good standing of Vital Images and Vital Images' subsidiaries; Vital Images' capitalization; authorization of the Merger Agreement by Vital Images and the absence of conflicts with or consents required in connection with the Merger Agreement; Vital Images' subsidiaries; Vital Images' SEC reports and financial statements; absence of material adverse changes; litigation; disclosure documents; broker's and finder's fees; employee plans; opinion of Vital Images' financial advisor; taxes; environmental matters; compliance with laws; intellectual property; employment matters; insurance; material contracts; and real property.

        In the Merger Agreement, TMSC and Purchaser have made representations and warranties to Vital Images, including representations and warranties relating to: organization and existence of TMSC and Purchaser; TMSC's ownership of Purchaser and the absence of material operations by Purchaser; authorization with respect to the Merger Agreement and the absence of conflicts with or consents required in connection with the Merger Agreement; information supplied in documents used in connection with the Offer; availability of funds; broker's or finder's fees; lack of ownership of Vital Images' common stock; and absence of litigation.

        The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Vital Images, TMSC or Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties made by Vital Images under the Merger Agreement are:

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  qualified by information in a confidential disclosure letter provided by Vital Images to TMSC and Purchaser in connection with signing the Merger Agreement, which information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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  will not survive the consummation of the Merger; and

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  were made only as of the date of the Merger Agreement or such other dates as are specified in the Merger Agreement.

        Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in TMSC's, Purchaser's or Vital Images' public disclosures.

        For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        Operating Covenants.    The Merger Agreement provides that, from the date of the Merger Agreement and ending at the Merger Effective Time or such earlier date as the Merger Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), unless TMSC otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), provided, that after the election or appointment to the Vital Images Board of the individuals designated by TMSC, this consent will be deemed given if an action is approved by the Vital Images Board with the approval of the designees of TMSC to the Vital Images Board, or such action is expressly permitted or required pursuant to the Merger Agreement (including in Vital Images' disclosure schedule), Vital Images and its subsidiaries will (i) conduct their business in the ordinary course of business, consistent with past practice (including with respect to receivables and payables), (ii) to the extent Vital Images and its subsidiaries hold or acquire any securities (other than securities issued by any such subsidiary), hold or acquire only marketable securities specified in the Merger Agreement, and (iii) use their reasonable best efforts to maintain and preserve intact the material aspects of their respective business organizations, to maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, licensors, licensees and others having material business relationships with them, to retain the services of their employees, business associates and agents and to comply in all material respects with all applicable laws and the requirements of their material contracts.

        During the Pre-Closing Period, Vital Images and its subsidiaries are subject to specified operating covenants and restrictions, subject to certain exceptions, including restrictions relating to: acquisitions, mergers, consolidations and stock or asset purchases; selling, leasing, licensing, mortgaging, pledging, surrendering, encumbering, divesting, canceling, abandoning, transferring, disposing or creating or incurring liens on their properties, rights, interests or businesses; amendment of charter documents and bylaws; declaration, setting aside or payment of dividends; the purchase, redemption or acquisition of shares of their capital stock, other equity securities or other ownership interests; split, combination, subdivision or reclassification of any shares of their capital stock and other securities; the issuance, sale, grant, disposal of, pledge, delivery, transfer or other encumbrance or authorization to do the foregoing, of their capital stock; indebtedness; compensation and benefit plans of directors, employees, agents or consultants; tax matters; settlement, compromise or resolution of litigation, proceedings or other claims; capital expenditures; loans, advances, capital contributions or investments; entry into agreements, arrangements or commitments that limit or otherwise restrict Vital Images or any of its affiliates from engaging or competing with others; entry into, material modification of or termination of any material leases or subleases of real property; amendment, modification or termination of material contracts; engagement in new business activities; taking actions to make any employment compensation, severance or other employee benefit arrangement to fail to satisfy requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act; changes in accounting methods; actions that would reasonably be expected to result in any of the Offer Conditions not being satisfied or to prevent or materially delay or impede consummation of the transactions contemplated by the Merger Agreement; announcing, implementing or effecting any material reduction in labor force, lay-off, early retirement program, severance program or other program concerning the termination of Vital Images employees; adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; and taking any action (other than any action that is expressly required pursuant to the Merger Agreement) that would or is reasonably likely to cause the cash, cash equivalents and marketable securities of Vital Images and its subsidiaries to be reduced to less than $125,000,000.

        Preparation of Information Statement; Shareholders Meeting.    The Merger Agreement provides that, if the approval of the Merger and adoption of the Plan of Merger by Vital Images' shareholders is required by applicable law, Vital Images will, in consultation with TMSC, as promptly as practicable after the consummation of the Offer, duly set a record date for, call, give notice of, convene and hold a special meeting of its shareholders for the purpose of approving the Merger and adopting the Plan of Merger. Pursuant to the Merger Agreement, TMSC agrees to cause all Shares then owned by TMSC and Purchaser or their assignees to be voted in favor of the approval of the Merger and adoption of the Plan of Merger.

        The Merger Agreement provides that, as promptly as practicable after the Acceptance Time, Vital Images, with the assistance of TMSC, will prepare and file with the SEC the information statement relating to the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing (but without prejudice to provisions regarding the Top-Up Option), if TMSC, Purchaser and any other wholly-owned subsidiary of TMSC collectively acquire ownership of at least 90% of the then outstanding Shares, on a fully diluted basis, pursuant to the Offer, then TMSC, Purchaser and Vital Images will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a shareholders' meeting in accordance with Section 302A.621 of the MBCA.

        Employee Benefits Matters.    The Merger Agreement provides that, from and after the Merger Effective Time, TMSC will honor, and cause the Surviving Corporation to honor, Vital Images' employee benefit plans (excluding the Stock Plans to be terminated at or prior to the Merger Effective Time) and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Merger Effective Time. Pursuant to the Merger Agreement, until the first anniversary of the Merger Effective Time, TMSC will provide, or will cause to be provided, to employees of Vital Images and its subsidiaries as of the Merger Effective Time: annual base salaries, incentive compensation and other employee benefits (other than equity-based compensation) that are substantially comparable, in the aggregate, to the annual base salaries, incentive compensation and other employee benefits provided to such employees immediately before the Merger Effective Time.

        The Merger Agreement further provides that, for purposes of vesting, eligibility to participate and the level of benefits under the employee benefit plans of TMSC and Vital Images' subsidiaries providing benefits to any of Vital Images' employees after the Merger Effective Time, subject to applicable law, each employee will be credited with his or her years of service with Vital Image' and its predecessors before the Merger Effective Time, to the same extent as the employee was entitled to credit for such service under any similar employee benefit plans in which the employee participated immediately prior to the Merger Effective Time and without duplication of benefits.

        The Merger Agreement further provides that if any Vital Images employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated prior to the first anniversary of the Merger Effective Time under circumstances under which such employee would have received severance benefits under Vital Images' severance practices as of the date of the Merger Agreement, TMSC will, or will cause the Surviving Corporation to, provide such employee with severance benefits that are no less than the severance benefits that would have been paid to such employee under Vital Images' severance practices as in existence on the date of the Merger Agreement.

        Antitrust Filings; Further Actions.    The Merger Agreement requires that as soon as reasonably practicable after the date of the Merger Agreement and in no event later than 10 business days after the date of the Merger Agreement, each of Vital Images and TMSC will file all notices, reports, documents and other filings that TMSC determines are reasonably required to be filed by such entity with any governmental authority with respect to the Offer, the Merger, the Top-Up Option and the other transactions contemplated by the Merger Agreement (the "Government Filings") and submit promptly any additional information requested by any such governmental authority. The Merger Agreement requires that each of Vital Images and TMSC use reasonable best efforts to obtain any government clearance, approval or authorization required under the HSR Act and other Antitrust Laws in respect of any Government Filings under Antitrust Laws. Pursuant to the Merger Agreement, TMSC and Vital Images agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer, the Merger, and, if exercised, the Top-Up Option and make effective the other transactions contemplated by the Merger Agreement as promptly as practicable. Under the Merger Agreement, TMSC will not be obliged to take or accept (or commit to take or accept), and neither Vital Images nor any of its subsidiaries shall take or accept (or commit to take or accept), without TMSC's prior consent, any action or any condition, restriction, obligation or requirement with respect to TMSC, Vital Images, their subsidiaries or affiliates or their subsidiaries or affiliates' assets if such action, condition, restriction, obligation or requirement, individually or in the aggregate, would reasonably be expected (i) to prohibit or materially restrict the ability of TMSC or any of its affiliates effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Shares to be purchased pursuant to the Offer or otherwise in the Merger or of the assets or business of Vital Images, (ii) to deprive TMSC and its affiliates of a material benefit or material benefits or to materially impair the benefits TMSC and its affiliates expect to derive from the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) to be materially adverse to the assets or businesses, the operation of the businesses or the financial condition or results of operations, of TMSC and its affiliates (including, for these purposes, the Surviving Corporation and its subsidiaries), taken as a whole, assuming for purposes of this determination that TMSC and its affiliates (as so defined) are of equivalent size to the Surviving Corporation and its subsidiaries, or (iv) to be materially adverse to the assets or businesses, the operation of the businesses, or the financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole (each of the consequences in clauses (i) through (iv), a "Substantial Detriment"); provided, however, that none of TMSC and its affiliates will be required to take or accept (or commit to take or accept) any action, condition, restriction, obligation or requirement in order to obtain any government clearance, approval or authorization involving any business or asset of TMSC or its affiliates that would otherwise be required by this clause unless there is no action, condition, restriction, obligation or requirement that would permit such government clearance, approval or authorization to be obtained that involves solely businesses or assets of Vital Images and its subsidiaries and to which TMSC is required by this clause, or is otherwise willing in TMSC's sole discretion, to agree.

        Public Statements.    The Merger Agreement provides that TMSC and Vital Images will each obtain the other's prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed) before issuing any public release or announcement with respect to the transactions contemplated by the Merger Agreement, except as may be required by applicable law or the rules and regulations of any national securities exchanges or trading markets, subject to certain exceptions.

        Notification of Certain Matters.    Pursuant to the Merger Agreement, TMSC, Purchaser and Vital Images agreed to provide prompt notice to each other any notices or communication by any person alleging that the consent of such person is required in connection with the transactions contemplated by the Merger Agreement or by any governmental authority in connection with the transactions contemplated by the Merger Agreement, any litigation, proceeding or claim that would have been required to have been disclosed pursuant to the Merger Agreement or that relate to the transactions contemplated by the Merger Agreement or any material failure by such party of any covenant, condition or agreement to be complied with or satisfied by it.

        Access to Information; Confidentiality.    Pursuant to the Merger Agreement, Vital Images is required to, and to cause its subsidiaries and the officers, directors and employees of Vital Images and its subsidiaries to, provide reasonable access to Vital Images' and its subsidiaries' officers, employees, properties, facilities, books, records, correspondence, contracts and other assets as TMSC reasonably may request as long as such access does not materially interfere with the conduct of Vital Images' and Vital Images' subsidiaries' business. The Merger Agreement provides that until the Merger Effective Time, the Confidentiality Agreement (as defined below) will remain in full force and effect in accordance with its terms.

        No Solicitation.    The Merger Agreement provides that, during the Pre-Closing Period, Vital Images and its subsidiaries will not and will not authorize or permit their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to directly or indirectly:

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  initiate, solicit, explore, induce or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of any proposal that could lead to any Takeover Proposal (as defined below) (including by convening a committee of disinterested directors to take action on such proposal under Section 302A.673 of the MBCA);

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  participate in any discussions or negotiations with any person with respect to any Takeover Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal;

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  approve, endorse or recommend any Takeover Proposal;

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  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Takeover Proposal; or

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  otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding Vital Images or any of its subsidiaries in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could lead to a Takeover Proposal or providing access to the properties, books, records or management of Vital Images or any of its subsidiaries) any effort or attempt by any person to do or seek any of the foregoing.

        As an exception to the previous restrictions, the Merger Agreement provides that, prior to the Acceptance Time, Vital Images and its representatives may convene a committee of disinterested directors of the Vital Images Board under Section 302A.673 of the MBCA or furnish nonpublic information regarding Vital Images or any of its subsidiaries to, or enter into discussions with, any person in response to a written Takeover Proposal that is submitted to Vital Images by such person (and not withdrawn) if:

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  none of Vital Images or any of its subsidiaries or any of their respective Representatives will have breached in any material respect or taken any action inconsistent in any material respect with any of the no solicitation provisions set forth in the Merger Agreement;

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  the Vital Images Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Takeover Proposal is reasonably likely to constitute a Superior

    Proposal (as defined below) and that such action is required for the Vital Images Board to comply with its fiduciary duties under applicable law;

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  at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such person, Vital Images gives TMSC written notice of the identity of such person and of Vital Images' intention to furnish nonpublic information to, or enter into discussions with, such person, and Vital Images receives from such person an executed confidentiality agreement in a customary form that is no less favorable to Vital Images than the Confidentiality Agreement; and

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  Vital Images furnishes such nonpublic information to TMSC within 24 hours after the time such nonpublic information is furnished to such Person (to the extent such nonpublic information has not been previously furnished or made available by Vital Images to TMSC).

        Without limiting the foregoing, TMSC, Purchaser and Vital Images agreed that any violation of the restrictions set forth above by any Representative of Vital Images or any of its subsidiaries will be a breach of the foregoing by Vital Images.

        Furthermore, Vital Images and the Vital Images Board are not prohibited from taking and disclosing to Vital Images' shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act. However, the Merger Agreement states that in no event will the foregoing provision affect the obligations of Vital Images not to make a Company Adverse Change Recommendation (as defined below) or approve, recommend, execute or enter into any contract that relates to any Takeover Proposal or that would interfere with the transactions contemplated by the Merger Agreement (with the understanding that any "stop, look and listen" communication by or on behalf of Vital Images pursuant to Rule 14d-9(f) under the Exchange Act will not be considered a Company Adverse Change Recommendation).

        Under the Merger Agreement, a "Takeover Proposal" means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by TMSC or one or more of its subsidiaries) contemplating or otherwise relating to any transaction or series of transactions involving:

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  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which Vital Images or its subsidiaries is a constituent corporation and (i) in which a person or "group" (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of Vital Images or its subsidiaries or any surviving entity or (ii) in which Vital Images or its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of Vital Images or its subsidiaries;

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  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Vital Images or its subsidiaries; or

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  any liquidation or dissolution of Vital Images or any of its subsidiaries.

        Under the Merger Agreement, a "Superior Proposal" means an unsolicited, bona fide written Takeover Proposal (provided, that for purposes of such definition, references to 20% in the definition of "Takeover Proposal" will be deemed to be references to 50%) made by a third party which the Vital Images Board determines in good faith, after consultation with outside legal counsel and its financial advisor, is on more favorable terms, including likelihood of consummation (taken as a whole), both from a financial point of view and on an overall basis including likelihood of consummation than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by TMSC).

        The Merger Agreement provides that, during the Pre-Closing Period, Vital Images will promptly (and in no event later than 24 hours after receipt thereof) advise TMSC orally and in writing of any Takeover Proposal, any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal or any request for nonpublic information relating to Vital Images or any of its subsidiaries. The notice must provide the identity of the person making or submitting the Takeover Proposal, inquiry, indication of interest or request, and the material terms and conditions of such Takeover Proposal. Vital Images agreed to (i) keep TMSC reasonably informed with respect to the status and details of any such Takeover Proposal, inquiry, indication of interest or request (including any material modification or proposed modification thereto) and any discussions or negotiations concerning the terms and conditions of such Takeover Proposal and (ii) provide to TMSC promptly (and in no event later than 24 hours after receipt or delivery thereof) copies of all correspondence and other written material (including draft agreements) relating to any such Takeover Proposal, inquiry, indication of interest or request exchanged between Vital Images or any of its subsidiaries (or their Representatives), on the one hand, and the person making such Takeover Proposal, inquiry, indication of interest or request (or its Representatives), on the other hand, other than correspondence or other written material that does not relate to any material term or condition of such Takeover Proposal, inquiry, indication of interest or request.

        The Merger Agreement provides that as of the date of the Merger Agreement, Vital Images and its subsidiaries needed to, and needed to cause their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any person that relate to any Takeover Proposal or any inquiry or indication of interest that could lead to a Takeover Proposal or any request for nonpublic information relating to Vital Images or any of its subsidiaries with respect to any Takeover Proposal or any inquiry or indication of interest that could lead to a Takeover Proposal. Vital Images agreed to also immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

        Pursuant to the Merger Agreement, Vital Images agreed that, except in the case that the Vital Images Board determines in good faith, after consultation with outside legal counsel, that such action is required for the Vital Images Board to comply with its fiduciary duties under applicable law, to not release or permit the release during the Pre-Closing Period of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which Vital Images or any of its subsidiaries is a party. However, the Merger Agreement further provides that if Vital Images waives any "standstill" or similar provision with respect to any person, then the terms of any "standstill" or similar provision in the Confidentiality Agreement will be waived.

        Pursuant to the Merger Agreement, during the Pre-Closing Period, neither the Vital Images Board nor any committee thereof may (A) (1) withdraw (or modify in a manner adverse to TMSC), or publicly propose to withdraw (or modify in a manner adverse to TMSC), the Board Recommendation or (2) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (A) being referred to as an "Company Adverse Change Recommendation") or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or execute or enter into any contract constituting or related to, or that is intended to or would be reasonably likely to lead to, any Takeover Proposal, or requiring, or reasonably expected to cause, Vital Images to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than a confidentiality agreement referred to above).

        The Merger Agreement provides an exception that, if at any time prior to the Acceptance Time Vital Images receives a Takeover Proposal which the Vital Images Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, is a Superior Proposal (after giving effect to all of the revisions to the terms of the Merger Agreement which may be offered by TMSC), the Vital Images Board prior to the Acceptance Time (x) may make a Company Adverse Change Recommendation and/or (y) may terminate the Merger Agreement in order to enter into a definitive agreement providing for the implementation of such Superior Proposal, in each case if the Vital Images Board has determined in good faith, after consultation with outside legal counsel, that such Company Adverse Change Recommendation and/or such termination of the Merger Agreement and entry into of such definitive agreement is required for the Vital Images Board to comply with its fiduciary duties under applicable law. Notwithstanding the foregoing, the Merger Agreement provides that Vital Images may not terminate the Merger Agreement and any purported termination pursuant to the foregoing sentences will be void and of no force or effect, unless concurrently with such termination Vital Images pays the Termination Fee (as defined below) and otherwise complies with the provisions of the Merger Agreement relating to termination of the Merger Agreement and payment of the Termination Fee. In addition, the Vital Images Board may not effect a Company Adverse Change Recommendation or terminate the Merger Agreement in connection with a Superior Proposal, as described in the foregoing sentences, unless:

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  Vital Images has complied in all material respects with the no solicitation provisions of the Merger Agreement, and

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  (1) Vital Images has provided prior written notice to TMSC, at least 4 business days in advance, of its intention to take such action with respect to such Superior Proposal, which notice must include the terms and conditions of such Superior Proposal and the identity of the third party making such Superior Proposal and attaching a copy of the most current draft of any written agreement relating to such Superior Proposal (and any amendment to any material term or condition of such Superior Proposal will require a new written notice to TMSC and an additional 3 business day notice period), (2) Vital Images will have given TMSC 4 business days after TMSC's receipt of the written notice of such Superior Proposal (or, in the case of an amendment to any material term or condition of such Superior Proposal, 3 business days after TMSC's receipt of the written notice of such amendment) to propose revisions to the terms of the Merger Agreement or make another proposal and will have negotiated in good faith with TMSC with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposed revisions or other proposal, if any, of TMSC, the Vital Images Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, that such Superior Proposal continues to meet the definition of "Superior Proposal" and, after consultation with outside legal counsel, that the Company Adverse Change Recommendation and/or termination of the Merger Agreement is required for the Vital Images Board to comply with its fiduciary duties under applicable law.

        Indemnification and Insurance.    Pursuant to the Merger Agreement TMSC and Purchaser agreed that all rights to advancement of expenses, indemnification and exculpation by Vital Images existing as of the date of the Merger Agreement in favor of each person who is as of the date of the Merger Agreement, or has been at any time prior to such date or who becomes prior to the Merger Effective Time, an officer or director of Vital Images or any of its subsidiaries (each an "Indemnified Party") as provided in the articles of incorporation or bylaws of Vital Images or its subsidiaries, in each case as in effect on the date of the Merger Agreement, or pursuant to any other indemnification agreements in effect on such date in the forms made available by Vital Images to TMSC prior to such date, will survive the Merger from the Merger Effective Time through the sixth anniversary of the date on which the Merger Effective Time occurs. The Merger Agreement provides that the articles of incorporation and bylaws of the Surviving Corporation will contain, and TMSC will cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the articles of incorporation and bylaws of Vital Images as in effect on the date of the Merger Agreement.

        The Merger Agreement also provides that TMSC will either (i) cause to be maintained in effect, for a period of six years after the Merger Effective Time, the directors' and officers' liability insurance policy that is in effect at the date thereof (the "D&O Insurance") covering acts or omissions at or prior to the Merger Effective Time with respect to those persons who are covered by the D&O Insurance as of the Merger Effective Time, or (ii) obtain, in consultation with Vital Images, a prepaid (or "tail") directors' and officers' liability insurance policy covering acts or omissions occurring at or prior to the Merger Effective Time for a period of six years after the Merger Effective Time, with respect to those persons who are covered by the D&O Insurance as of the Merger Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified persons than those of the D&O Insurance. The Merger Agreement provides that:

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  the foregoing provision will not extend or otherwise increase obligations of Vital Images to provide coverage for acts or omissions of directors or officers of any person acquired by Vital Images prior to the date of the Merger Agreement beyond the terms provided for in the agreements with respect to such transactions;

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  TMSC may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the persons currently covered by the D&O Insurance;

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  TMSC will not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 250% of the amount (the "Maximum Amount") paid by Vital Images for coverage for the period of 12 months most recently commenced prior to the date of the Merger Agreement; and

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  if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, TMSC will purchase a substitute policy with the greatest coverage available for 250% of the Maximum Amount.

        Section 16 Matters.    Pursuant to the Merger Agreement, prior to the Acceptance Time, Vital Images is required to take all such steps as may be required to cause any dispositions of the Shares in connection with the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Vital Images to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        State Takeover Laws.    The Merger Agreement provides that Vital Images will, to the extent permitted by applicable law, use its reasonable best efforts to take all actions necessary so that no antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement and if any such antitakeover or similar statute or regulation becomes applicable, to take all actions necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated therein and otherwise to take all such other actions as are necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

        Stock Exchange De-listing.    The Merger Agreement provides that after the Acceptance Time, Vital Images will use its reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and the rules and policies of the NASDAQ Global Select Market to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Merger Effective Time, and in any event no more than ten days thereafter.

        Shareholder Litigation.    The Merger Agreement provides that Vital Images will give TMSC the opportunity to participate in the defense or settlement of any shareholder litigation against Vital Images and/or its directors relating to the transactions contemplated by the Merger Agreement, and no such settlement will be agreed to without TMSC's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each of TMSC, Purchaser and Vital Images to effect the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

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  if required by law, the Merger Agreement will have been adopted at a shareholder meeting by the requisite vote of the holders of Shares;

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  there will not be any judgment, law or other legal restraint or prohibition in effect which would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; and

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  TMSC or Purchaser will have accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement provides that the Merger Agreement may be terminated:

        (a)   by mutual written consent of TMSC and Vital Images at any time prior to the Acceptance Time; or

        (b)   by either TMSC or Vital Images: (i) if the Acceptance Time has not occurred on or before the Outside Date, except that this right to terminate the Merger Agreement shall not be available to any party if the failure of the Acceptance Time to occur on or before the Outside Date was primarily caused by or resulted primarily from the failure of such party (or in the case of TMSC, Purchaser) to fulfill any of its obligations under the Merger Agreement in any material respect; (ii) if any judgment, ruling, order, writ, injunction or decree of any governmental authority ("Judgment") issued by a court of competent jurisdiction or by a governmental entity, or law or other legal restraint or prohibition in each case making the Offer or the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof will be in effect and will have become final and nonappealable; provided the right to terminate pursuant to the foregoing will not be available if the issuance of such Judgment, legal restraint or prohibition was primarily caused by or resulted primarily from the failure of such party (or in the case of TMSC, Purchaser) to fulfill any of its obligations under the Merger Agreement in any material respect; or (iii) if the Offer (as it may have been extended) expires as a result of the non-satisfaction of any Offer Conditions or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder (except Vital Images will not be entitled to terminate the Merger Agreement pursuant to the foregoing unless and until TMSC's and Purchaser's right to extend the Offer has expired and TMSC will not be entitled to terminate this Agreement under this clause (iii) unless and until the Vital Images' right to request extension of the Offer has expired); provided, however, that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party if the non-satisfaction of any Offer Conditions or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder was primarily caused by or resulted primarily from the failure of such party (or in the case of TMSC, Purchaser) to fulfill any of its obligations under the Merger Agreement in any material respect; or

        (c)   by TMSC, prior to the Acceptance Time, if: (i) a Company Adverse Recommendation Change (or any action by any committee of the Vital Images Board which, if taken by the full Vital Images Board, would be a Company Adverse Recommendation Change) will have occurred; (ii) Vital Images or the Vital Images Board (or any committee thereof) has (A) approved, adopted or recommended any Takeover Proposal; or (B) approved or recommended, or entered into or allowed Vital Images or any of its subsidiaries to enter into, a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to a Takeover Proposal; (iii) the Vital Images Board fails to publicly reaffirm the Board Recommendation within 7 business days after Vital Images' receipt of a written request by TMSC to provide such reaffirmation following the date of any Takeover Proposal or any modification (provided that TMSC will be permitted to request only one such reaffirmation request per Takeover Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto); (iv) if any tender offer or exchange offer is commenced by any person other than TMSC, Purchaser or any subsidiary of TMSC with respect to the outstanding Shares, and the Vital Images Board will not have recommended that Vital Images' shareholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within 7 business days after commencement of such tender offer or exchange offer; (v) Vital Images has breached in any material respect any of its obligations under the Merger Agreement; (vi) Vital Images has failed to include the Board Recommendation in the Schedule 14D-9 or to permit TMSC to include the Board Recommendation in the Offer documents; or (vii) Vital Images or the Vital Images Board (or any committee thereof) has authorized or publicly proposed to do any of the actions specified in foregoing clauses (i), (ii), (iii), (iv), (v) or (vi); or

        (d)   by Vital Images, in accordance with its right to terminate the Merger Agreement described in "Section 13—The Transaction Documents—The Merger Agreement—No Solicitation", but only if Vital Images has complied in all material respects with its obligations described in such section and is otherwise permitted to accept the applicable Superior Proposal pursuant to the provisions described in such section, provided that Vital Images, concurrently with such termination, (x) enters into the definitive agreement providing for the implementation of such Superior Proposal and (y) pays the Termination Fee to TMSC in accordance with the applicable provisions of the Merger Agreement; or

        (e)   by TMSC, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Vital Images set forth in the Merger Agreement, which breach or failure to perform (i) would cause any of the Offer Conditions not to be satisfied; and (ii) is incapable of being cured prior to the Outside Date; provided that neither TMSC nor Purchaser is then in breach of any representation, warranty, covenant or agreement under the Merger Agreement which, individually or in the aggregate, has resulted in any change, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to prevent, or materially impair or delay, the ability of either TMSC or Purchaser to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger and the other transaction contemplated thereby ("Parent Material Adverse Effect"); or

        (f)    by Vital Images, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of TMSC or Purchaser set forth in the Merger Agreement, which breach or failure to perform (i) will have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is incapable of being cured prior to the Outside Date; provided that Vital Images is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; or

        (g)   by Vital Images, if Purchaser will not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer on or prior to the tenth business day after the public announcement of the execution of the Merger Agreement; provided, however, that Vital Images will not be permitted to terminate the Merger Agreement pursuant to the foregoing if such failure (A) is curable by Purchaser and Purchaser is continuing to exercise its reasonable best efforts to cure such failure, unless such failure shall remain uncured for a period of 5 days commencing on the date that Vital Images gives Purchaser notice of such failure, or (B) is attributable to a failure on the part of Vital Images to perform any covenant or obligation in the Merger Agreement required to be performed by Vital Images at or prior to the tenth business day after the public announcement of the execution of the Merger Agreement.

        Under the Merger Agreement, if the Merger Agreement is terminated in accordance with any of the provisions described above, Purchaser will terminate the Offer without accepting any Shares previously tendered, Purchaser will return and will cause the Depositary to return all tendered Shares to the registered holders thereof in accordance with applicable law.

        Termination Fee.    The Merger Agreement provides that a termination fee of $8,200,000 (the "Termination Fee") will be payable by Vital Images to TMSC under any of the following circumstances in accordance with the terms set forth therein:

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  the Merger Agreement shall have been terminated by TMSC pursuant to paragraph (c) in "—Termination" above;

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  the Merger Agreement shall have been terminated by Vital Images pursuant to paragraph (d) in "—Termination" above;

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  the Merger Agreement shall have been terminated by either TMSC or Vital Images pursuant to paragraph (b)(i) in "—Termination" above if the Minimum Tender Condition has not been satisfied or paragraph (b)(iii) in "—Termination" above if the Minimum Tender Condition has not been satisfied, so long as, in any such case, before the date of such termination, a Takeover Proposal at a higher price than the Offer Price shall have been communicated to the holders of Company Common Stock or shall have been publicly announced or otherwise become publicly known, provided, however, that, for purposes of this provision, all references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%";

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  the Merger Agreement shall have been terminated by either TMSC or Vital Images pursuant to paragraph (b)(i) in "—Termination" above if the Minimum Tender Condition has not been satisfied, or paragraph (b)(iii) in "—Termination" above if the Minimum Tender Condition has not been satisfied, so long as, in any such case, (A) before the date of such termination, a Takeover Proposal shall have been communicated to the Vital Images Board or the holders of Shares or shall have been publicly announced or otherwise become publicly known; and (B) within twelve (12) months after the date of termination, (x) Vital Images shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of the Merger Agreement) or any such Takeover Proposal is consummated or (y) a tender or exchange offer or other Takeover Proposal shall have been first publicly announced within twelve (12) months after such termination and shall have been subsequently consummated; provided, however, that, for purposes of this provision, all references to "20%" in the definition of "Takeover Proposal" will be deemed to be references to "50%."; or

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  the Merger Agreement shall have been terminated by either TMSC or Vital Images pursuant to paragraph (b)(i) in "—Termination" above or paragraph (b)(iii) in "—Termination" above or by TMSC pursuant to paragraph (e) in "—Termination" above, in each case if Vital Images shall then be in material breach of its covenants or agreements, so long as, in any such case, before the date of such breach, a Takeover Proposal shall have been communicated to the Vital Images Board or the holders of Shares or shall have been publicly announced or otherwise become publicly known; provided, however, that, for purposes of this provision, all references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%".

        The Merger Agreement provides that Vital Images will pay TMSC a fee equal to half of the Termination Fee, in the event that the Merger Agreement shall have been terminated by either TMSC or Vital Images pursuant to clause (b)(i) in "—Termination" above if the Minimum Tender Condition has not been satisfied or clause (b)(iii) in "—Termination" above if the Minimum Tender Condition has not been satisfied, so long as, in any such case, within twelve (12) months after the date of termination, (x) Vital Images shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of the Merger Agreement) at a higher price than the Offer Price or any such Takeover Proposal is consummated or (y) a tender or exchange offer or other Takeover Proposal at a higher price than the Offer Price shall have been first publicly announced within twelve (12) months after such termination and shall have been subsequently consummated; provided, however, that, for purposes of this provision, all references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%". The fee provided for in this provision is payable only in circumstances where the Termination Fee is not payable.

        Amendment.    The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of the Merger Agreement and the transactions contemplated thereby by the respective boards of directors or shareholders of the parties thereto. However, after any adoption of the Plan of Merger by the holders of Shares, no amendment of the Plan of Merger may be made without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

The Confidentiality Agreement.

        The following summary description of the Confidentiality Agreement (as defined below) is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO, which you may examine and copy as set forth in "Section 8—Certain Information Concerning Vital Images—Additional Information" above.

        Vital Images and TMSC entered into a confidentiality agreement, dated January 28, 2011 (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, subject to certain exceptions, TMSC agreed to keep confidential all written, electronic or oral data, reports, interpretations, forecasts, records, statements, documents and information of any kind concerning Vital Images and its subsidiaries that Vital Images provided to TMSC.

        TMSC agreed under the Confidentiality Agreement not to solicit for hire certain Vital Images employees, including Vital Images' officers, for 18 months after the date of the Confidentiality Agreement. In addition, TMSC agreed, subject to certain exceptions, to a standstill provision pursuant to which TMSC agreed not to take certain acquisition-related actions for 18 months after the date of the Confidentiality Agreement, without being invited by Vital Images to do so.

The Exclusivity Agreement.

        The following summary description of the Exclusivity Agreement (as defined below) is qualified in its entirety by reference to the Exclusivity Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO, which you may examine and copy as set forth in "Section 8—Certain Information Concerning Vital Images—Additional Information" above.

        On February 28, 2011, Vital Images and TMSC entered into an exclusivity agreement (the "Exclusivity Agreement") whereby, in consideration of the time, effort and money that TMSC will be required to expend, Vital Images agreed that, for a period beginning as of the execution of the Exclusivity Agreement and ending on 11:59 p.m. Central Time on April 29, 2011, Vital Images would cease any negotiations with respect to transactional alternatives to the Merger, not solicit or facilitate the submission of constitute a competing transaction, participate in any discussions or negotiations with any third party with respect to any competing transaction, enter into any agreement, arrangement or understanding with any third party with respect to a competing transaction or otherwise cooperate in any way with, or assist or participate in, encourage or facilitate any effort or attempt by any third party to do or seek to do any of the foregoing.

Employment Agreements

        The following summary description of the Employment Agreement Amendments (as defined below), the Retention Agreements (as defined below) and the CIC Amendments (as defined below) is qualified in its entirety by reference to the Employment Agreement Amendments, the Retention Agreements and the CIC Amendments, which are incorporated herein by reference and copies of which are filed as exhibits to the Schedule TO, which you may examine and copy as set forth in "Section 8—Certain Information Concerning Vital Images—Additional Information" above.

        The Employment Agreement Amendments, the Retention Agreements and the CIC Amendments were required by TMSC as a condition to entering into the Merger Agreement and were approved by the Compensation Committee of Vital Images' board of directors.

  Employment Agreement Amendments

        Vital Images entered into amendments to the employment agreements (the "Employment Agreement Amendments") of each of Michael Carrel, Stephen Andersen, Steven Canakes and Aaron Erkan Akyuz on April 25, 2011, and of Peter Goepfrich on April 27, 2011. The Employment Agreement Amendments, effective as of the date of execution, limit the ability of each individual to exercise any Options between the closing of the tender offer and the Merger Effective Time. Effective as of the Merger Effective Time, the Employment Agreement Amendments also: (i) revise the restriction on competition provisions to apply to the business of TMSC; (ii) attach a form release that the applicable individual is required to execute and deliver to receive severance pay; and (iii) make certain other changes related to Section 409A of the Internal Revenue Code. The Employment Agreement Amendments amend the Employment Agreement between Vital Images and Mr. Carrel dated January 21, 2008, the Employment Agreement between Vital Images and Mr. Akyuz dated October 1, 2009, the Employment Agreement between Vital Images and Mr. Andersen dated October 24, 2005, the Employment Agreement between Vital Images and Mr. Canakes dated September 8, 2005, and the Employment Agreement between Vital Images and Mr. Goepfrich dated January 21, 2008.

  Retention Agreements

        Vital Images entered into Retention Agreements, effective as of the Merger Effective Time, with each of Michael Carrel, Aaron Erkan Akyuz, Stephen Andersen and Steven Canakes on April 25, 2011 and with Peter Goepfrich on April 27, 2011 (each, a "Retention Agreement"), to continue each individual's employment with Vital Images following the closing of the Merger. Each Retention Agreement guarantees a minimum bonus payment of 100% of each executive officer's target levels for the 2011 annual bonus and provides for retention bonus payments, which are payable if the applicable individual remains employed by Vital Images or TMSC on certain dates as set forth in the Retention Agreements. No payments will be made if the Merger does not close.

        Under Mr. Carrel's Retention Agreement, Mr. Carrel is entitled to receive a minimum guaranteed bonus of $224,250 on March 31, 2012 if he is actively employed with Vital Images or TMSC, subject to certain exceptions. Mr. Carrel is also entitled to receive retention bonus payments of $186,875 on the Merger Effective Time and the 12-month anniversary of the Merger Effective Time and of $373,750 on the 24-month and 36-month anniversaries of the Merger Effective Time, for a total retention bonus of $1,121,250. Because Mr. Carrel will no longer be eligible for options grants or other equity awards after closing of the Merger, he will also receive a cash award in lieu of the options awards that he has received in the past in the amount of $120,750. Specific performance requirements to earn this award are yet to be determined, but the award will not be payable to Mr. Carrel until 2014.

        Under Mr. Akyuz's Retention Agreement, Mr. Akyuz is entitled to receive a minimum guaranteed bonus of $137,500 on March 31, 2012 if he is actively employed with Vital Images or TMSC, subject to certain exceptions. Mr. Akyuz is also entitled to receive retention bonus payments of $114,583 on the Merger Effective Time and the 12-month anniversary of the Merger Effective Time and of $229,167 on the 24-month and 36-month anniversaries of the Merger Effective Time, for a total retention bonus of $687,500. Because Mr. Akyuz will no longer be eligible for options grants or other equity awards after closing of the Merger, he will also receive a cash award in lieu of the options awards that he has received in the past in the amount of $61,875. Specific performance requirements to earn this award are yet to be determined, but the award will not be payable to Mr. Akyuz until 2014.

        Under Mr. Andersen's Retention Agreement, Mr. Andersen is entitled to receive a minimum guaranteed bonus of $150,000 on March 31, 2012 if he is actively employed with Vital Images or TMSC, subject to certain exceptions. Mr. Andersen is also entitled to receive retention bonus payments of $66,667 on the Merger Effective Time and the 12-month anniversary of the Merger Effective Time and of $133,333 on the 24-month and 36-month anniversaries of the Merger Effective Time, for a total retention bonus of $400,000. Because Mr. Andersen will no longer be eligible for options grants or other equity awards after closing of the Merger, he will also receive a cash award in lieu of the options awards that he has received in the past in the amount of $40,000. Specific performance requirements to earn this award are yet to be determined, but the award will not be payable to Mr. Andersen until 2014.

        Under Mr. Canakes' Retention Agreement, Mr. Canakes is entitled to receive a minimum guaranteed bonus of $159,900 on March 31, 2012 if he is actively employed with Vital Images or TMSC, subject to certain exceptions. Mr. Canakes is also entitled to receive retention bonus payments of $71,067 on the Merger Effective Time and the 12-month anniversary of the Merger Effective Time and of $142,133 on the 24-month and 36-month anniversaries of the Merger Effective Time, for a total retention bonus of $426,400. Because Mr. Canakes will no longer be eligible for options grants or other equity awards after closing of the Merger, he will also receive a cash award in lieu of the options awards that he has received in the past in the amount of $42,640. Specific performance requirements to earn this award are yet to be determined, but the award will not be payable to Mr. Canakes until 2014.

        Under Mr. Goepfrich's Retention Agreement, Mr. Goepfrich is entitled to receive a minimum guaranteed bonus of $112,500 on March 31, 2012 if he is actively employed with Vital Images or TMSC on the six-month anniversary of the Merger Effective Time, subject to certain exceptions. Mr. Goepfrich is also entitled to receive a retention bonus payment of $18,750 on the Merger Effective Time and $93,750 on the six-month anniversary of the Merger Effective Time.

  Change in Control Agreements

        Vital Images entered into an Amendment to Change in Control Agreement (the "CIC Amendments"), effective as of the Merger Effective Time, with each of Stephen Andersen, Steven Canakes, Michael Carrel and Aaron Erkan Akyuz on April 25, 2011, and with Peter Goepfrich on April 27, 2011.

        Mr. Carrel's CIC Amendment, which amends the Change in Control Agreement between Vital Images and Mr. Carrel dated May 16, 2005, (i) revises the good reason definition to cover any adverse changes in status, position, duties or responsibilities of Mr. Carrel as an executive of Vital Images and to reflect the status of Vital Images as a private company after the Merger; (ii) provides for the payment to Mr. Carrel of $690,000 on the 66th day following the Merger Effective Time; (iii) provides that if severance benefits are paid under the Change in Control Agreement, as amended, such severance benefits will be the only severance benefits paid to Mr. Carrel; and (iv) makes certain other changes relating to Section 409A of the Internal Revenue Code.

        Mr. Andersen's CIC Amendment, which amends the Change in Control Agreement between Vital Images and Mr. Andersen dated April 29, 2004, (i) revises the good reason definition to reflect the status of Vital Images as a private company after the Merger; (ii) requires Mr. Andersen to enter into a release to receive any benefits thereunder; (iii) provides that if severance benefits are paid under the Change in Control Agreement, as amended, such severance benefits will be the only severance benefits paid to Mr. Andersen; and (iv) makes certain other changes relating to Section 409A of the Internal Revenue Code.

        Mr. Akyuz's CIC Amendment, which amends the Change in Control Agreement between Vital Images and Mr. Akyuz dated September 25, 2009, (i) revises the good reason definition to reflect the status of Vital Images as a private company after the Merger; (ii) requires Mr. Akyuz to enter into a release to receive any benefits thereunder; (iii) provides that if severance benefits are paid under the Change in

Control Agreement, as amended, such severance benefits will be the only severance benefits paid to Mr. Akyuz; and (iv) makes certain other changes relating to Section 409A of the Internal Revenue Code.

        Mr. Canakes' CIC Amendment, which amends the Change in Control Agreement between Vital Images and Mr. Canakes dated October 9, 2000, (i) revises the good reason definition to reflect the status of Vital Images as a private company after the Merger; (ii) requires Mr. Canakes to enter into a release to receive any benefits thereunder; (iii) provides that if severance benefits are paid under the Change in Control Agreement, as amended, such severance benefits will be the only severance benefits paid to Mr. Canakes; and (iv) makes certain other changes relating to Section 409A of the Internal Revenue Code.

        Mr. Goepfrich's CIC Amendment, which amends the Change in Control Agreement between Vital Images and Mr. Goepfrich dated October 31, 2005, (i) revises the good reason definition to reflect the status of Vital Images as a private company after the Merger; (ii) requires Mr. Goepfrich to enter into a release to receive any benefits thereunder; (iii) provides that Mr. Goepfrich will be paid severance equal to his base salary of $225,000 if he is employed by Vital Images until the six-month anniversary of the Merger Effective Time or is terminated for cause or terminates his employment for good reason; (iv) provides that if severance benefits are paid under the Change in Control Agreement, as amended, such severance benefits will be the only severance benefits paid to Mr. Goepfrich; and (v) makes certain other changes relating to Section 409A of the Internal Revenue Code.

        14.    Dividends and Distributions.    The Merger Agreement provides that from the date of the Merger Agreement to the Merger Effective Time, without the prior written consent of TMSC, Vital Images will not, and will not allow its subsidiaries to, declare, set aside, make or pay any dividends on or make any distribution payable in cash, capital stock, property or otherwise with respect to the Shares to any holder of the Shares.

        15.    Conditions of the Offer.    For the purposes of this Section 15, capitalized terms used but not defined in this Offer to Purchase will have the meanings set forth in the Merger Agreement.

        Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, (i) unless each of the following conditions in clauses (a) and (b) are satisfied or (ii) if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (c) through (i) will have occurred and be continuing:

          (a)   immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the Minimum Tender Condition will have been satisfied;

          (b)   immediately prior to the expiration of the Offer (as extended in accordance with the Agreement) (x) any waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under other Antitrust Laws will have expired, or been terminated or obtained, as applicable and (y) if, following any discussions between TMSC and the CFIUS staff regarding the Transactions, TMSC has determined that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment, any review by CFIUS will have concluded, the President of the United States of America will not have taken any action to block or prevent the consummation of the transactions contemplated by the Merger Agreement and, subject to the requirements of specified provisions in the Merger Agreement, no requirements or conditions to mitigate any national security concerns will have been imposed;

          (c)   there will be instituted or pending any Action by any Governmental Authority of competent jurisdiction that seeks, directly or indirectly, to (i) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (ii) impose material damages, costs or expenses on Vital Images or TMSC or their Affiliates as a result of the Transactions, or (iii) impose a Substantial Detriment;

          (d)   any Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Judgment (preliminary or permanent) or Law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (c) above;

          (e)   (i) any of Vital Images' representations or warranties set forth in the certain sections of the Merger Agreement (Section 3.1(a) (first sentence), Section 3.1(b) (third sentence), Section 3.2(a) and (c), Section 3.3(a), (b)(i), (c), (d), (e), (f) and (g) and Section 3.9) will not be true and correct in all material respects; or (ii) any of Vital Images' other representations and warranties set forth in the Merger Agreement that (A) are not made as of a specific date are not true and correct as of the Acceptance Time or (B) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (f)    Vital Images will have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

          (g)   TMSC and Purchaser will not have received a certificate executed by Vital Images' Chief Executive Officer and Chief Financial Officer confirming on behalf of Vital Images that the conditions set forth in clauses (e), (f) and (i) of this Section 15 shall have occurred immediately prior to the Acceptance Time;

          (h)   the Merger Agreement will have been validly terminated in accordance with Article 8 of the Merger Agreement;

          (i)    any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Pursuant to the Merger Agreement, the foregoing conditions are for the sole benefit of TMSC and Purchaser and may be waived only by TMSC or Purchaser, and then, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in the sole discretion of TMSC or Purchaser (except for any condition that, pursuant to certain provisions of the Merger Agreement, may only be waived with Vital Images' consent).

        TMSC does not currently anticipate filing a voluntary notice with CFIUS pursuant to the Exon-Florio Amendment.

        16.    Certain Legal Matters; Regulatory Approvals.

        General.    Based on the examination of publicly available information filed by Vital Images with the SEC and other publicly available information concerning Vital Images, none of Toshiba, TMSC and Purchaser are aware of any governmental license or regulatory permit that appears to be material to Vital Images' business that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Purchaser's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, Toshiba, TMSC and Purchaser currently contemplate that, except as described below under "—State Takeover Statutes", such approval or other action will be sought. Except as described below under "—U.S. Antitrust" and "—Foreign Approvals", there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. None of Toshiba, TMSC or Purchaser is able to predict whether Toshiba, TMSC and Purchaser will determine that they are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Vital Images' business or certain parts of Vital Images' business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions of the Offer."

        Minnesota law.    Under the MBCA and other Minnesota statutes, Vital Images is subject to several state takeover laws including, but not limited to, Section 302A.671 of the MBCA (the "Control Share Acquisition Act") and Section 302A.673 of the MBCA (the "Business Combination Act"). As described below, Vital Images has taken appropriate action in connection with its approval of the Merger Agreement and the consummation of the transactions contemplated thereby so that these laws do not affect the ability of TMSC and Purchaser to consummate the Offer or the Merger.

        Minnesota Control Share Acquisition Act.    Vital Images is currently subject to the Control Share Acquisition Act, which provides that, absent certain exceptions, a person who becomes the beneficial owner of a new range of the voting power of the shares of an issuing publicly held Minnesota corporation (i.e., from less than 20% to between 20% and less than 33 1/3%, or from 33 1/3% to less than or equal to 50%, or from less than 50% to over 50%) will lose voting rights with respect to the shares above any such new percentage level of voting control, in the absence of special shareholder approval. That approval can be obtained only by a resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all "interested shares" (generally, shares held by the acquiring person, any officer of the issuing public corporation, or any director who is also an employee of the issuing public corporation). If such approval is not obtained, the issuing public corporation may redeem the shares that exceed the new percentage level of voting control at their market value. A shareholders' meeting to vote on whether to grant voting power to the acquiring person may not be held unless the acquiring person has delivered an information statement to the issuing public corporation. These provisions do not apply if the issuing public corporation's articles of incorporation or bylaws approved by the corporation's shareholders provide that the statute is inapplicable or if there is an applicable exception. The statute contains several exceptions, including an exception for cash tender offers (a) approved by a majority vote of the members of a committee composed solely of one or more disinterested directors of the issuing public corporation formed pursuant to MBCA Section 302A.673, subdivision 1, paragraph (d), prior to the commencement of, or the public announcement of the intent to commence, the offer, and (b) pursuant to which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation. Under MBCA Section 302A.673, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within 5 years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. Vital Images' articles of incorporation and bylaws do not exclude Vital Images from the restrictions imposed by the Control Share Acquisition Act. On April 27, 2011, a special committee of disinterested members of the Vital Images Board approved the Merger Agreement and the transactions contemplated thereby; therefore, the restrictions of Section 302A.671 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

        Minnesota Business Combination Act.    Vital Images is currently subject to the Business Combination Act, which prohibits a publicly held Minnesota corporation, such as Vital Images, from engaging in any "business combination," including a merger, with an "interested shareholder" (defined generally as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) for a period of 4 years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation's board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder" prior to the shareholder becoming an interested shareholder. Under the Business Combination Act, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within 5 years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. On April 27, 2011, a special committee of disinterested directors of the Vital Images Board approved the Merger Agreement and the transactions contemplated thereby; therefore, the restrictions of Section 302A.673 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

        "Fair Price" Provision.    MBCA Section 302A.675 provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two years following the offeror's last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (a) are not, nor have been in the preceding 5 years, officers or directors of the corporation or a related organization, (b) are not the offerors in the takeover offer or any affiliates or associates of the offeror, (c) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror and (d) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors who were directors at that time. On April 27, 2011, a special committee of disinterested directors of the Vital Images Board approved the Merger Agreement and the transactions contemplated thereby; therefore, the restrictions of Section 302A.675 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger.

        Takeover Disclosure Statute.    The Minnesota Takeover Disclosure Law (the "Takeover Disclosure Statute"), Minnesota Statutes Sections 80B.01-80B.13, by its terms requires the filing of a registration statement (the "Minnesota Registration Statement") with specified disclosures with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any tender offer for shares of a corporation, such as Vital Images, that (a) has its principal place of business or principal executive office in Minnesota, or owns and controls assets in Minnesota having a fair market value of at least $1,000,000 and (b) has a certain number or percentage of shareholders resident in Minnesota or a specified percentage of its shares owned by Minnesota residents. Purchaser will file the Minnesota Registration Statement with the Commissioner on the date of this Offer to Purchase. Although the Commissioner does not have an approval right with respect to the Offer, the Commissioner will review the Minnesota Registration Statement for the adequacy of disclosure and is empowered to suspend summarily the Offer in Minnesota within 3 business days of the filing if the Commissioner determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide adequate disclosure under Chapter 80B of the Minnesota Statutes. If this summary suspension occurs, the Commissioner must hold a hearing within ten calendar days of the summary suspension to determine whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action to suspend the effectiveness of the Offer, this action may have the effect of significantly delaying the Offer. In filing the Minnesota Registration Statement, Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statute are applicable, valid, enforceable or constitutional.

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Vital Images, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, Toshiba, TMSC and Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Toshiba, TMSC and Purchaser may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See "Section 15—Conditions of the Offer."

        U.S. Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        Toshiba filed a Premerger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on May 6, 2011. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, May 23, 2011, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Toshiba (a "Second Request"). If a Second Request is issued, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after Toshiba's substantial compliance with the Second Request or at such time as Toshiba may agree with the reviewing agency. Thereafter, such waiting period can be extended only by court order or agreement of Vital Images, Toshiba and the Antitrust Division or the FTC, as applicable. Toshiba has made a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Vital Images filed a Premerger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on May 6, 2011. If the Antitrust Division or the FTC issue a Second Request to Toshiba, they would also likely issue one to Vital Images requesting additional information or documentary material relevant to the Offer. The Antitrust Division or the FTC may also issue a Civil Investigative Demand to Vital Images to ensure compliance with the Second Request by the expiration of the waiting period.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or Vital Images' substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "Section 15—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions, "Section 13—The Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and "Section 13—The Transaction Documents—The Merger Agreement—Antitrust Filings; Further Actions" with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals.

        Foreign Approvals.    Toshiba, TMSC and its subsidiaries conduct business in a number of countries outside of the United States. Based on the review of the information currently available about the businesses in which Vital Images and its subsidiaries are engaged, Toshiba, TMSC and Purchaser have not made any notification filings or pre-merger approvals under the antitrust and competition laws of any foreign countries.

        Exon-Florio.    Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment") empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a "foreign person" if the President, after investigation, determines that the foreign person's control threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect U.S. national security. Pursuant to the Exon-Florio Amendment, the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. TMSC does not currently anticipate filing a voluntary notice with CFIUS pursuant to the Exon-Florio Amendment.

        17.    Fees and Expenses.    Morgan Stanley is acting as the Dealer Manager in connection with the Offer and has acted as financial advisor to TMSC in connection with the proposed acquisition of Vital Images, for which services Morgan Stanley will receive customary compensation. In addition, Morgan Stanley will be reimbursed for its reasonable expenses, including the fees and disbursements of Morgan

Stanley's counsel, incurred in connection with Morgan Stanley's engagement, and will be indemnified, along with certain related parties, against specified liabilities, including liabilities under the federal securities laws. In the ordinary course of business, Morgan Stanley and its respective affiliates may actively trade or hold securities or loans of Toshiba, TMSC and Vital Images for their own accounts or for the accounts of customers and, accordingly, Morgan Stanley and/or its respective affiliates may at any time hold long or short positions in these securities or loans. Morgan Stanley and its affiliates may provide various investment banking and other services to TMSC or its affiliates in the future, for which TMSC expects they would receive customary compensation from TMSC or such affiliates.

        TMSC has retained MacKenzie Partners, Inc. to act as the Information Agent and BNY Mellon Shareowner Services to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        None of Toshiba, TMSC and Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, Information Agent and the Depositary, the fees and commissions of which will be paid by TMSC) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by TMSC or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        18.    Miscellaneous.    The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Toshiba, TMSC and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Toshiba, TMSC or Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Toshiba, TMSC and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Toshiba, TMSC and Purchaser cannot comply with the state statute, Toshiba, TMSC and Purchaser will not make the Offer to the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Toshiba, TMSC or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Toshiba, TMSC, Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

        Toshiba, TMSC and Purchaser have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to their Schedule TO. In addition, Vital Images has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. The Schedule TO of Toshiba, TMSC and Purchaser and the Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in "Section 8—Certain Information Concerning Vital Images" with respect to information concerning Vital Images.

MAGENTA CORPORATION

May 11, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF TOSHIBA CORPORATION

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Toshiba Corporation are set forth below. The business address and phone number of each such director is c/o Toshiba Corporation, 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan, telephone number 81-3-3457-4511. All directors and executive officers listed below are citizens of Japan. Toshiba Corporation has certain employees that are identified as an "executive officer" (shikkoyaku). Information regarding such executive officers is not provided herein because such executive officers do not perform policy making functions. Those executives who perform such functions are all included in the table below.

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History
NISHIDA, Atsutoshi Director and Chairman of the Board, Member of the Nomination Committee and Member of the Compensation Committee	Director and Chairman of the Board since June 2009. Previously Director, Representative Executive Officer, President and Chief Executive Officer (June 2005 to June 2009).
SASAKI, Norio Director, Representative Executive Officer, President and Chief Executive Officer, Member of the Compensation Committee
Director, Representative Executive Officer and President and Chief Executive Officer since June 2009. Previously Executive Officer, Corporate Vice President (June 2005 to June 2007), Executive Officer, Corporate Executive Vice President (June 2007 to June 2008), Director, Representative Executive Officer, and Corporate Senior Executive Vice President (June 2008 to June 2009).

MUROMACHI, Masashi
Director, Representative Executive Officer, Corporate Senior Executive Vice President, Group Executive (Quality Division), General Executive (Productivity & Environment Group), Group Executive (New Lighting Systems Division)
Director, Representative Executive Officer, and Corporate Senior Executive Vice President since June 2008. Previously Executive Officer, Corporate Senior Vice President (June 2005 to June 2006), Executive Officer, and Corporate Executive Vice President (June 2006 to June 2008). Significant concurrent positions are Chairman of Toshiba Hangzhou Co., Ltd., and Chairman of Toshiba Dalian Co., Ltd.
MURAOKA, Fumio Director, Representative Executive Officer, Corporate Senior Executive Vice President, General Executive (Finance & Accounting Group)
Director, Representative Executive Officer, and Corporate Senior Executive Vice President since June 2009. Previously Executive Officer, Corporate Vice President (June 2003 to June 2006), Director, Representative Executive Officer, and Corporate Executive Vice President (June 2006 to June 2009)

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History

NAMIKI, Masao
Director, Representative Executive Officer, Corporate Senior Executive Vice President, General Executive (Strategic Planning & Communications Group), Group Executive (Corporate Social Responsibility Division), General Executive (Information & Security Group), General Executive (Export Control Group), Group Executive (Facilities Optimization Division)
Director, Representative Executive Officer, and Corporate Senior Executive Vice President since June 2009. Previously Executive Officer, Corporate Senior Vice President (June 2005 to June 2007), Executive Officer, Corporate Executive Vice President (June 2007 to June 2008), Director, Executive Officer, Corporate Executive Vice President (June 2008 to June 2009).

TAI, Ichiro
Director, Representative Executive Officer, Corporate Senior Executive Vice President, Group Executive (Innovation Promotion Division), General Executive (Technology & Intellectual Property Group)
Director, Representative Executive Officer, and Corporate Senior Executive Vice President since June 2009. Previously Executive Officer, Corporate Vice President (June 2003 to June 2007), Executive Officer, Corporate Senior Vice President (June 2007 to June 2008), Executive Officer and Corporate Executive Vice President (June 2008 to June 2009).
MAEDA, Yoshihiro Director, Representative Executive Officer, Corporate Senior Executive Vice President, General Executive (Marketing Group), General Executive (Information & Security Group)
Director, Representative Executive Officer, and Corporate Senior Executive Vice President since June 2009. Previously President and Chief Executive Officer of Toshiba TEC Corporation (June 2003 to June 2008), Executive Officer, and Corporate Executive Vice President (June 2008 to June 2009).
TANIGAWA, Kazuo Director, Executive Officer, Corporate Executive Vice President, General Executive (Legal Affairs Group), General Executive (Human Resources Group)
Director, Executive Officer, and Corporate Executive Vice President since June 2008. Previously Executive Officer, Corporate Vice President (June 2004 to June 2007), Director, Executive Officer, and Corporate Senior Vice President (June 2007 to June 2008).
KOGUCHI, Shigeo Director and Chairman of the Audit Committee	Director since June 2008. Previously Director, Representative Executive Officer, and Corporate Senior Executive Vice President (June 2005 to June 2008).
HORIOKA, Hiroshi Director and Member of the Audit Committee
Director since June 2009. Previously General Manager (HR & Administration Div., Industrial and Power Systems & Services Company of Toshiba Corporation) (April 2005 to April 2006), General Manager (Group Relations Division) (April 2006 to June 2007), General Manager (Human Resources and Administration Division) (June 2007 to June 2009).

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History
FURUSAWA, Kiichiro Outside Director, Chairman of the Compensation Committee and Member of the Audit Committee
Outside Director of Toshiba Corporation since June 2006. Previously Chairman and President of Mitsui Trust Holdings, Incorporated (now Chuo Mitsui Trust Holdings, Inc.) (June 2003 to June 2006). Significant concurrent positions are Outside Director of Asagami Corporation and Outside Corporate Auditor of FUJIFILM Holdings Corporation.
HIRABAYASHI, Hiroshi Outside Director, Member of the Audit Committee and Member of the Compensation Committee
Outside Director of Toshiba Corporation since June 2007. Previously Ambassador Extraordinary and Plenipotentiary to France, Andorra and Djibouti (January 2003 to June 2006) and Ambassador in charge of Inspection at the Ministry of Foreign Affairs of Japan (June 2006–April 2007). Significant concurrent positions are Visiting Professor at the Graduate School of Asia-Pacific Studies at Waseda University, Outside Director of NHK Promotions Co., Ltd., President of the Japan-India Association, Outside Director of Daiichi Sankyo Co., Ltd. and Outside Director of Mitsui & Co., Ltd..
SASAKI, Takeshi Outside Director, Chairman of the Nomination Committee and Member of the Compensation Committee
Outside Director of Toshiba Corporation since June 2007 and Professor at the Department of Political Studies in the Faculty of Law at Gakushuin University since April 2005. Significant concurrent positions are President of the Association for Promoting Fair Elections, Outside Director of ORIX Corporation, President of the National Land Afforestation Promotion Organization, Outside Director of the East Japan Railway Company, and Chairman of the Labo International Exchange Foundation.
KOSUGI, Takeo Outside Director, Member of the Nomination Committee and Member of the Audit Committee
Outside Director of Toshiba Corporation since June 2009 and registered as Private Practicing Attorney since May 1974. Significant concurrent positions are Partner at the Law Office of Matsuo & Kosugi, Outside Corporate Auditor of Nihon Servier Co Ltd, Outside Corporate Auditor of FUJIFILM Holdings Corporation and Supervisory Director of Mori Hills REIT Investment Corp..
SHIMOMITSU, Hidejiro Executive Officer and Corporate Executive Vice President, Responsible for Digital Products Group, Group Executive (Mobile Communications Division)
Executive Officer and Corporate Executive Vice President since June 2009. Previously President and CEO, Toshiba America Information Systems, Inc. (June 2003 to June 2006), Executive Officer and Corporate Vice President (June 2006 to June 2007) and Executive Officer and Corporate Senior Vice President (June 2007 to June 2009).
TANAKA, Hisao Executive Officer and Corporate Executive Vice President, General Executive (Procurement & Logistics Group)
Executive Officer and Corporate Executive Vice President since June 2009. Previously Chief Production Executive, PC & Network Company (April 2005 to June 2006), Executive Officer and Corporate Vice President (June 2006 to June 2008), Executive Officer and Corporate Senior Vice President (June 2008 to June 2009).

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History
KITAMURA, Hideo Executive Officer and Corporate Executive Vice President, Responsible for Infrastructure Systems Group
Executive Officer and Corporate Executive Vice President since June 2009. Previously Vice President, Transmission & Distribution Systems, Division (May 2005 to June 2007), Executive Officer and Corporate Vice President (June 2007 to June 2008), and Executive Officer and Corporate Senior Vice President (June 2008 to June 2009).
SAITO, Shozo Executive Officer and Corporate Executive Vice President, Responsible for Electronic Devices & Components Group, Group Executive (Materials & Devices Division)
Executive Officer and Corporate Executive Vice President since June 2010. Previously Vice President, Memory Division (May 2004 to June 2006), Executive Officer and Corporate Vice President (June 2006 to June 2007), and Executive Officer and Corporate Senior Vice President (June 2007 to June 2010).
FUJII, Yoshihide Executive Officer and Corporate Executive Vice President
Executive Officer and Corporate Executive Vice President since June 2009. Previously Executive Officer and Corporate Vice President (June 2003 to June 2004), Executive Officer and Corporate Senior Vice President (June 2004 to June 2009). Significant concurrent position is Chairman & CEO of Toshiba America, Inc..

DIRECTORS AND EXECUTIVE OFFICERS OF TMSC

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of TMSC are set forth below. The business address and phone number of each such director is c/o TMSC, 1385, Shimoishigami, Otawara-shi Tochigi-ken, 324-8550, Japan, telephone number 81-287-26-6211. All directors and executive officers listed below are citizens of Japan.

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History
TSUNAKAWA, Satoshi President and Chief Executive Officer	President and Chief Executive Officer since June 2010. Previously President and CEO, Toshiba America Medical Systems, Inc. (April 2004 to June 2008), Director and Vice President (June 2008 to June 2009), and Director and Senior Vice President (June 2009 to June 2010).
KIMURA, Satoshi Director and Senior Vice President
Director and Senior Vice President since June 2010. Previously General Manager, Diagnostic X-ray Systems Division (April 2004 to June 2008), Vice President (June 2008 to June 2009), and Director and Vice President (June 2009 to June 2010)
WASHIO, Nobuhiro Director, Senior Vice President and Sales Manager
Director, Senior Vice President and Sales Manager since June 2010. Previously Sales Manager (April 2004 to June 2004), Vice President and Sales Manager (June 2004 to June 2008), and Director, Vice President and Sales Manager (June 2008 to June 2010).
ASAHINA, Hiroshi Director and Senior Vice President	Director and Senior Vice President since June 2010. Previously Chief of Research and Development Center (October 2003 to June 2008), and Vice President and Chief Engineer (June 2008 to June 2010).
KOBAYASHI, Kazuya Director, Vice President and Administrative Manager
Director, Vice President and Administrative Manager since June 2008. Previously Administrative Manager, Display & Materials Company, Toshiba Corporation (April 2005 to December 2006), and Administrative Manager, PC & Network Company, Toshiba Corporation (December 2006 to June 2008).
TANAKA, Keiji Vice President and General Manager, Finance and Accounting Department
Vice President and General Manager, Finance and Accounting Department, TMSC. Previously Chief Specialist, Audit Committee Office, Toshiba (May 2006 to April 2007), and General Manager, Finance and Accounting Department, Mobile Communication Company, Toshiba (May 2007 to May 2010). Significant concurrent position is Treasurer of Purchaser.
YAMANOI, Toshio Director
Director since June 2010. Previously Director, Vice President and Chief Engineer (April 2005 to June 2007), Director, Senior Vice President, and Chief Engineer (June 2007 to June 2008), Director, Senior Vice President, and Service Manager (June 2008 to June 2009), and Director, Executive Vice President, and Service Manager (June 2009 to June 2010).

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History
SHIMAOKA, Seiya Director and General Manager, Legal Affairs Division, Toshiba Corporation	Director and General Manager, Legal Affairs Division, Toshiba Corporation since June 2008. Previously General Manager, Legal Division, Digital Media Network Company, Toshiba Corporation (September 2003 to June 2007), General Manager, Legal Affairs Division, Toshiba Corporation (June 2007 to June 2008).
KAMEDA, Yasuhiro Vice President and Sales Deputy Manager
Vice President and Sales Deputy Manager since April 2010. Previously Sales Deputy Manager (April 2005 to April 2007), Chief of Tokyo Office (April 2007 to June 2007), and Vice President and Chief of Tokyo Office (June 2007 to April 2010).
ONITSUKA, Hiromi Vice President and Marketing Manager
Vice President and Marketing Manager since January 2011. Previously General Manager, Clinical Laboratory Systems Division (April 2005 to June 2009), Vice President, Marketing Manager, and General Manager, Clinical Laboratory Systems Division (June 2009 to April 2010), and Vice President, Marketing Manager and Chief of Management Audit (April 2010 to January 2011).
HANAWA, Masatoshi Vice President and General Manager, MRI Systems Division
Vice President and General Manager, MRI Systems Division since April 2011. Previously General Manager, MRI Systems Division (April 2004 to April 2009), Assistant of President (April 2009 to June 2010), and Vice President and Service Manager (June 2010 to April 2011).
KURA, Hiroyuki Vice President and Chief Engineer
Vice President and Chief Engineer since April 2011. Previously Chief Engineer of System & Software (July 2008 to April 2009), Chief of Research and Development Center (April 2009 to June 2010), and Vice President, Chief Engineer and Chief of Research and Development Center (June 2010 to April 2011).
NOBUTA, Yasuo Vice President and General Manager, CT Systems Division
Vice President and General Manager, CT Systems Division since June 2010. Previously Chief Engineer of Modality (April 2005 to July 2008) and General Manager, CT Systems Division (July 2008 to June 2010).

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Purchaser are set forth below. The business address and phone number of Toshio Takiguchi and Keiji Tanaka is c/o TMSC, 1385, Shimoishigami, Otawara-shi Tochigi-ken, 324-8550, Japan, telephone number 81-287-26-6211. The business address of Fredric Friedberg is 2441 Michelle Drive, Tustin, California 92780, telephone number 1-714-730-5000. Toshio Takiguchi and Keiji Tanaka are citizens of Japan and Fredric Friedberg is a citizen of the United States of America.

Name and Position	Present Principal Occupation or Employment and Five-Year Employment History
TAKIGUCHI, Toshio President	President since April 2011. Previously Deputy to General Manager, Sales Division, TMSC (April 2004 to August 2006), Assistant to Executive Senior Vice President, TMSC (August 2006 to June 2008), Assistant to President, TMSC (July 2008), General Manager, Business Development Department, TMSC (August 2008 to March 2010), Assistant to Vice President, TMSC (April 2010 to June 2010), Assistant to President, TMSC (June 2010 to March 2011). Significant concurrent position is General Manager, Business Development Department, TMSC.
FRIEDBERG, Fredric J. Secretary
Secretary since April 2011. Also holds concurrent positions as Senior Vice President and Chief Legal Officer, Toshiba America Medical Systems, Inc. (May 1989 to the present), President & CEO, Toshiba Medical Research Institute, USA, Inc. (September 2006 to the present) and President & CEO, Toshiba Medical Visualization Systems Europe, Ltd. (June 2009 to the present).
TANAKA, Keiji Treasurer
Treasurer since April 2011. Previously Chief Specialist, Audit Committee Office, Toshiba (May 2006 to April 2007), and General Manager, Finance and Accounting Department, Mobile Communication Company, Toshiba (May 2007 to May 2010). Significant concurrent position is Vice President and General Manager, Finance and Accounting Department, TMSC.

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301 South Hackensack, NJ 07606	By Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Actions Department 480 Washington Blvd—Mail Drop-Reorg Jersey City, NJ 07310
By Facsimile Transmission: (For Eligible Institutions Only) (201) 680-4626
Confirm Facsimile Transmission: (201) 680-4860

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(800) 322-2885 (toll-free) or (212) 929-5500 (collect)
tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
Toll-Free: (855) 383-2921